UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Vocus, Inc

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April 17, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Vocus, Inc. to be held at 10:00 AM ET, on Thursday, May 21, 2009, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

At the annual meeting, you will be asked to elect two directors for a three-year term, to ratify the selection of our independent registered public accounting firm for 2009, and to approve our 2005 Stock Award Plan to enable certain compensation paid under the Plan to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors, the ratification of our independent registered public accounting firm, and the approval of our 2005 Stock Award Plan.

Whether or not you plan to attend the annual meeting, we urge you to use our Internet voting system or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the Annual Meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting through our Internet voting system or by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of Vocus and look forward to seeing you at the annual meeting.

Very truly yours,

Richard Rudman
Chief Executive Officer, President and Chairman

4296 Forbes Boulevard Lanham, Maryland 20706
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2009
4296 Forbes Boulevard Lanham, Maryland 20706
PROXY STATEMENT
VOTING AND OTHER MATTERS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 APPROVAL OF OUR 2005 STOCK AWARD PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
CERTAIN RELATIONSHIPS
OTHER INFORMATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INCORPORATED BY REFERENCE
OTHER MATTERS

VOCUS, INC.
4296 Forbes Boulevard
Lanham, Maryland 20706

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009

The Annual Meeting of Stockholders of Vocus, Inc., a Delaware corporation, will be held at 10:00 AM ET, on Thursday, May 21, 2009, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland, for the following purposes:

1. To elect two directors to serve for a three-year term expiring at the 2012 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2009;

3. To approve the Company’s 2005 Stock Award Plan for purposes of Section 162(m) of the Internal Revenue Code to enable certain performance-based compensation paid under the Plan to be deductible for tax purposes; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on March 27, 2009 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to use our Internet voting system or to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously used our Internet voting system or returned a proxy.

Sincerely,

Stephen Vintz
Chief Financial Officer, Treasurer and Secretary

Lanham, Maryland
April 17, 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2009: The proxy statement and annual report to security holders are available at www.vocus.com.

VOCUS, INC.
4296 Forbes Boulevard
Lanham, Maryland 20706

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Vocus, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday, May 21, 2009 at 10:00 AM ET, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

These proxy solicitation materials were first mailed on or about April 21, 2009 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on March 27, 2009, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 19,232,850 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors, and a majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2009, and to approve the Company’s 2005 Stock Award Plan for purposes of Section 162(m) of the Internal Revenue Code.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

A person may vote in one of the following two ways whether or not they plan to attend the Annual Meeting: (1) by completing a proxy on our Internet voting system at the address listed on the proxy card, or (2) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card or voted on the Internet using our Internet voting system.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, (2) “for” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2009, and (3) “for” the approval of the Company’s 2005 Stock Award Plan.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2009 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than December 22, 2009, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2010 annual meeting, other than one that will be included in our proxy statement, must notify us between January 21, 2010 and February 20, 2010, unless the date of the 2010 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2009 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by February 20, 2010 and such proposal is brought before the 2010 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2010 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Vocus, Inc., 4296 Forbes Boulevard, Lanham, Maryland 20706, Attention: Corporate Secretary.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the year ended December 31, 2008, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at seven, and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. Gary Greenfield was appointed to the Board in October 2008 to fill the vacancy created by Michael Bronfein’s resignation from the Board in 2007. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Gary Golding and Richard Moore are in the class of directors whose term expires at the 2009 annual meeting, and Messrs. Golding and Moore have been nominated by our Board of Directors for re-election for three-year terms expiring in 2012. Robert Lentz and Gary Greenfield are in the class of directors whose term will expire in 2010. Kevin Burns, Ronald Kaiser and Richard Rudman are in the class of directors whose term will expire in 2011.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Golding and Moore currently are directors of our Company. In the event that one of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Directors Standing for Election

Gary Golding, 52, has been a member of our Board of Directors since January 2000. Mr. Golding has been a general partner with Edison Venture Fund, a venture capital fund, since November 1997. Mr. Golding also serves on the board of directors of several privately held companies. Mr. Golding holds a B.A. degree in management from Boston College and a Masters degree in Urban and Regional Planning from the University of Pittsburgh.

Richard Moore, 60, has been a member of our Board of Directors since January 2000. Mr. Moore has been an independent consultant since February 2006. From November 2003 to November 2005, Mr. Moore served as Vice President, Marketing and Vice President, Worldwide Sales for BNX Systems, Inc., a privately held technology company. From March 1999 to November 2003, Mr. Moore was Chief Marketing Officer of Cyveillance, Inc., a privately held technology company. Mr. Moore also serves on the board of advisors for NaturalInsight, a privately held technology company. Mr. Moore holds a B.A. degree in communications from the University of Maryland.

Continuing Directors with Terms Expiring in 2010

Robert Lentz, 48, co-founded Vocus and served as our Chief Technology Officer from 1992 until February 2008. Mr. Lentz has been a member of our Board of Directors since 1992. Prior to joining Vocus, Mr. Lentz served as President of Dataway Corporation, a software development company. Mr. Lentz also serves on the board of directors of Savo, a privately held technology company.

Gary Greenfield, 54, has been a member of our Board of Directors since October 2008. Mr. Greenfield has been Chairman, Chief Executive Officer and President of Avid Technology, Inc. since December 2007. From 2003 to 2007, Mr. Greenfield was Chief Executive Officer of GXS, Inc., a privately held technology company. Since December 2003, Mr. Greenfield had also been an operating partner with Francisco Partners, a technology-focused private equity firm. Mr. Greenfield has also served as Chief Executive Officer of Peregrine Systems, Inc., Merant, and Intersolv, Inc. In April 2009, Mr. Greenfield was appointed to the board of directors of Novell, Inc., a public company. Mr. Greenfield also serves on the board of directors of several privately held companies. Mr. Greenfield holds a B.S. degree from the U.S. Naval Academy, an M.S.A. degree from George Washington University, and an M.B.A. degree from Harvard Business School.

Continuing Directors with Terms Expiring in 2011

Kevin Burns, 59, has been a member of our Board of Directors since October 2000 and was named our lead director in January 2008. Mr. Burns has been a managing principal of Lazard Technology Partners, a venture capital firm, since March 1998. Mr. Burns founded Intersolv, Inc. (formerly Sage Software), a software company, in 1982 and served as its President and Chief Executive Officer until 1997. Mr. Burns also serves on the board of directors of several privately held companies. Mr. Burns holds a B.S. degree in finance from Ohio State University and an M.B.A. in finance from the University of Colorado.

Ronald Kaiser, 55, has been a member of our Board of Directors since January 2005. Mr. Kaiser has been an independent consultant since January 2008. From January 2007 to December 2007, Mr. Kaiser served as the Chief Financial Officer for Sucampo Pharmaceuticals, Inc., a pharmaceutical research and development company. From March 2005 through December 2006, Mr. Kaiser served as Chief Financial officer of PharmAthene, Inc., a bio-defense company. From February 2003 to March 2005, Mr. Kaiser served as Chief Financial Officer, Treasurer and Secretary of Air Cargo, Inc., a freight logistics and bill processing provider. Mr. Kaiser has also served as a member of the board of directors of OPNET Technologies, Inc., a public company, since October 2003 and as a managing director of the Chesapeake Innovation Center, a Maryland incubator, since September 2003. Mr. Kaiser also serves on the board of directors of several privately held companies. Mr. Kaiser holds B.A. degrees in accounting and in multidisciplinary-prelaw from Michigan State University.

Richard Rudman, 48, co-founded Vocus and has served as our Chief Executive Officer, President and Chairman since 1992. From 1986 through 1992, Mr. Rudman served as a senior executive at Dataway Corporation, a software development company. From 1984 through 1986, Mr. Rudman served as an accountant and systems analyst at Barlow Corporation, a privately held real estate development and management company. From 1979 through 1983, Mr. Rudman served in the United States Air Force. Mr. Rudman also serves on the board of directors of several privately held companies. In addition, Mr. Rudman serves on the board of directors of the Baltimore Symphony Orchestra, a non-profit organization. Mr. Rudman holds a B.S. degree in accounting from the University of Maryland and is a Certified Public Accountant.

Information Relating to Corporate Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, including each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, that each of Messrs. Burns, Golding, Greenfield, Kaiser and Moore are independent directors, as “independence” is defined in the Nasdaq Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee. The Board of Directors has no standing nominating committee. It is the Board of Directors’ view, given its relatively small size and majority of independent directors that it is sufficient to select or recommend director nominees itself. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board of Directors by a majority of the independent directors. The Board of Directors does not have a charter for the Company’s nominating process. However, the qualities and skills sought in prospective members of the Board of Directors generally require that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. In accordance with the Corporate Governance Guidelines adopted by the Board of Directors, criteria for selection of candidates include, but are not limited to: (i) diversity, age, background, skills and experience deemed appropriate by the independent directors in their discretion, (ii) possession of personal qualities, characteristics and accomplishments deemed appropriate by the independent directors in their discretion, (iii) knowledge and contacts in the communities and industries in which the Company conducts business, (iv) ability and willingness to devote sufficient time to serve on the Board of Directors and its committees, (v) knowledge and expertise in various activities deemed appropriate by the independent directors in their discretion, and (vi) fit of the individual’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive Board of Directors. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

The Board of Directors does not have a specific policy for consideration of nominees recommended by security holders due in part to the relatively small size of the Board of Directors and the lack of turnover in Board membership to date. However, security holders can recommend a prospective nominee for the Board of Directors by writing to our corporate secretary at the Company’s corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. There have been no recommended nominees from security holders for election at the annual meeting. The Company pays no fees to third parties for evaluating or identifying potential nominees.

Our Board of Directors has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct and a Whistleblower Policy. We post on our website, at www.vocus.com, the charters of our Audit and Compensation Committees and our Corporate Governance Guidelines, Code of Conduct and Whistleblower Policy. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Conduct made with respect to our directors or executive officers on our website.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Vocus, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters will be sent to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is (i) to oversee the accounting and financial and reporting processes of our Company and the audits of the financial statements of our Company, (ii) to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s internal audit function, if any, and independent registered public accounting firm, and (iii) to prepare the report required by the rules promulgated by the SEC. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting processes and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent registered public accounting firm and our accounting staff; and, unless otherwise delegated by our Board of Directors to another committee, reviews and approves transactions between us and our directors, officers and their affiliates.

In 2008, the Audit Committee consisted of Messrs. Kaiser, Golding and Moore. The Board of Directors has determined that each of the members of the Audit Committee is independent under the Nasdaq Marketplace Rules and under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that all members of the Audit Committee meet the requirements for financial literacy and that Mr. Kaiser qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Kaiser serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes recommending to our Board of Directors for determination the compensation of the members of the Board of Directors; determining, or recommending to the Board of Directors for determination, the compensation of our Chief Executive Officer and all other executive officers of the Company; and discharging the responsibilities of our Board of Directors relating to our Company’s compensation programs and compensation of our Company’s executives. In 2008, the Compensation Committee consisted of Messrs. Burns, Golding and Kaiser. Mr. Burns serves as the Chairman of the Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during the fiscal year ended December 31, 2008. During the fiscal year ended December 31, 2008, the Audit Committee held a total of nine meetings, and the Compensation Committee held a total of two meetings. During 2008, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. Five of our directors attended our 2008 annual meeting of stockholders. Mr. Greenfield was not a director at the time of our 2008 annual meeting of stockholders.

Director Compensation and Other Information

In 2008, we paid each non-employee director (other than Mr. Lentz) an annual retainer of $40,000, for general service on the Board of Directors including attendance at board and committee meetings. In 2008, the chairperson of the Audit Committee and the lead director (who also serves as the chairperson of the Compensation Committee) each received an additional annual retainer of $10,000. In 2008, all retainers were paid in stock or cash, at each director’s election.

Additionally, in January 2008, each non-employee director received a stock option grant with an estimated value of approximately $150,000 on the grant date. These stock option awards vest annually over a three-year period. Each non-employee director also received a stock award with an estimated value of approximately $50,000 on the grant date. The chairperson of each standing committee and the lead director received an additional stock award with an estimated value of approximately $10,000 on the grant date. These stock awards vested monthly over a one-year period.

Gary Greenfield received a pro-rated annual retainer, stock option grant and stock award because he was appointed to the Board of Directors in October 2008.

Mr. Lentz resigned from his position as Chief Technology Officer of the Company effective February 8, 2008, however, he continued to serve on the Board of Directors of the Company and as a consultant to the Company. As compensation for his service as a non-employee director and consulting services to the Company during 2008, the Board voted to allow a portion of the equity awards granted to Mr. Lentz prior to his resignation from the Company to continue to vest through February 8, 2009. For his service on the Board of Directors in 2009, Mr. Lentz will receive the same compensation package as other non-employee directors.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors. Employees who also serve as directors receive no additional compensation for their services as a director.

Each non-employee director will receive the same compensation received in 2008 for service on the Board of Directors in 2009; however, stock awards will vest quarterly rather than monthly.

The following table details the compensation earned by our non-employee directors in 2008:

	Fees Earned or		Option
Name	Paid in Cash	Stock Awards(1)(2)	Awards(1)(3)	Total

Kevin Burns	$—	$84,443	$89,636	$174,079
Gary Golding	$—	$54,470	$89,634	$144,104
Gary Greenfield(4)	$—	$10,524	$9,135	$19,659
Ronald Kaiser	$50,000	$62,631	$59,003	$171,364
Robert Lentz(5)	$—	$66,676	$—	$66,676
Richard Moore	$40,000	$34,835	$74,321	$149,156

(1)	Amounts reported represent the compensation cost recognized by Vocus for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, without giving effect to estimated forfeitures.

(2)	On January 31, 2008, each of Messrs. Burns, Golding, Kaiser, Lentz and Moore was granted shares of our common stock. On October 27, 2008 Mr. Greenfield was granted shares of our common stock. The aggregate number of shares subject to outstanding unvested stock awards held by each director listed in the table above as of December 31, 2008 was as follows: 545 shares for Mr. Burns; 394 shares for Mr. Golding; 721 shares for Mr. Greenfield; 194 shares for Mr. Kaiser; 2,465 shares for Mr. Lentz; and 108 shares for Mr. Moore. The grant date fair value of each stock award issued during 2008 to the directors listed in the table above, computed in accordance with SFAS No. 123R without giving effect to estimated forfeitures, for Messrs. Burns, Golding, Greenfield, Kaiser, Lentz and Moore was $91,879, $59,252, $25,129, $67,901, $90,643 and $37,922 respectively.

(3)	On January 31, 2008, each of Messrs. Burns, Golding, Kaiser and Moore was granted options to purchase shares of our common stock. On October 27, 2008 Mr. Greenfield was granted options to purchase shares of our common stock. The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2008 was as follows: 10,885 shares for Mr. Burns; 38,885 shares for Mr. Golding; 13,746 shares for Mr. Greenfield; 40,885 shares for Mr. Kaiser; 75,269 shares for Mr. Lentz; and 28,884 shares for Mr. Moore. The grant date fair value of each option award issued during 2008 to the directors listed in the table above, computed in accordance with SFAS No. 123R without giving effect to estimated forfeitures, for each of Messrs. Burns, Golding, Kaiser and Moore was $172,128, and for Mr. Greenfield was $151,943.

(4)	Mr. Greenfield was appointed to the Board in October 2008; therefore, he received a pro-rated portion of the standard non-employee director compensation. Equity awards for Mr. Greenfield were granted on October 27, 2008.

(5)	Mr. Lentz resigned from his position as Chief Technology Officer of the Company effective February 8, 2008, however, he continued to serve on the Board of Directors of and as a consultant to the Company. As compensation for his service as a non-employee director and consultant during 2008, the Board voted to allow a portion of the equity awards granted to Mr. Lentz prior to his resignation from the Company to continue to vest through February 8, 2009. Mr. Lentz received compensation, including stock awards, for his service as an executive officer in 2008 prior to his resignation.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal year ended December 31, 2008. Our Audit Committee has appointed Ernst & Young LLP to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2009. Our organizational documents do not require that our stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We are submitting the appointment of Ernst & Young LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Ernst & Young LLP. We anticipate that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

The aggregate fees billed to our Company by Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2008 are as follows:

	2008	2007

Audit Fees(1)	$705,000	$910,800
Audit-Related Fees(2)	$12,180	$2,400
Tax Fees(3)	$217,850	$108,230

Total	$935,030	$1,021,430

(1)	Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and internal control over financial reporting, for the review of our unaudited interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year and for fees incurred related to other SEC filings.

(2)	Audit-Related Fees consist of fees incurred for accounting advisory and research services.

(3)	Tax Fees consist of fees incurred for tax compliance, planning and advisory services.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax and other services permitted by law or applicable SEC regulations (including fee ranges) to be performed by our independent registered public accounting firm. Any services that will involve fees exceeding pre-approved levels will also require specific approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the year in which the pre-approval is given. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Ernst & Young LLP described above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by our Audit Committee.

PROPOSAL 3

APPROVAL OF OUR 2005 STOCK AWARD PLAN FOR PURPOSES OF SECTION
162(m) OF THE INTERNAL REVENUE CODE

We are seeking approval of the material terms of our 2005 Stock Award Plan, which we refer to as the 2005 Plan, for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as Section 162(m). Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that the compensation exceeds $1 million for any covered employee. However, there is an exception from the $1 million tax deduction limitation for “performance-based” compensation. Certain awards granted under the 2005 Plan can qualify as “performance-based” compensation if specific requirements are met.

Our Board of Directors adopted and our stockholders approved our 2005 Plan in November 2005, when we were a privately held company. Now that we are a publicly traded company, our 2005 Plan must be approved by stockholders once again in order for us to receive the benefit of a potential tax deduction pursuant to Section 162(m).

No changes have been made to the terms of the 2005 Plan and no additional shares are being requested. We are only requesting stockholder approval for purposes of a potential tax deduction under Section 162(m). Failure to approve the 2005 Plan for purposes of Section 162(m) would mean that awards that qualify as “performance-based” compensation under Section 162(m) may not be granted under the 2005 Plan to those employees subject to Section 162(m). As a result, if the stockholders fail to approve the material terms of our 2005 Plan for purposes of Section 162(m), our Board of Directors will have to determine whether any awards that would have been able to qualify as performance-based compensation under Section 162(m) can nevertheless be granted to those employees subject to Section 162(m). We believe that having to satisfy the requirement to make any such independent determination would limit our ability to provide incentive to valued executives.

Stockholders are requested in this proposal to approve the 2005 Plan for purposes of Section 162(m). The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the proposal. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to “covered employees” in a taxable year to the extent that compensation to any covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by our covered employees, could cause us to exceed this limitation in any particular year for one or more of our covered employees. For purposes of Section 162(m), the term “covered employee” means our chief executive officer and our three highest compensated officers (other than the chief executive officer or the chief financial officer) as of the end of a taxable year, determined in accordance with federal securities laws.

Compensation that qualifies as “performance-based” compensation under Section 162(m) is exempt from the $1 million cap. The 2005 Plan is being submitted to the stockholders for approval in order to permit certain awards granted under the 2005 Plan to covered employees to qualify as “performance-based” compensation. Prior to the date of the Annual Meeting, awards granted under the 2005 Plan were exempt from Section 162(m) based upon a transition exemption for companies that have recently become public.

In accordance with U.S. Treasury regulations issued under Section 162(m), compensation attributable to a stock award granted under the 2005 Plan will qualify as performance-based compensation if the award is granted by a committee of our Board of Directors consisting solely of “outside directors” (as defined under Section 162(m)), the stock award vests, is granted or is exercisable only upon the achievement (as certified in writing by the committee) of objective performance goals established in writing by the committee while the outcome is substantially uncertain, the maximum amount of compensation payable upon achievement of the performance goals is fixed and the material terms of the 2005 Plan under which the award is granted are approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation if it meets the requirements described in the prior sentence or by meeting the following requirements: the 2005 Plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the stock option or stock appreciation right is granted by the committee consisting solely of “outside directors,” the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

A summary of the material terms of the 2005 Plan, including the material terms for purposes of Section 162(m), is included below. This summary is qualified in its entirety by reference to the complete text of the 2005 Plan. Stockholders are urged to read the actual text of the 2005 Plan in its entirety, which is set forth as Appendix A to this proxy statement.

2005 Stock Award Plan

Purpose

The purpose of the 2005 Plan is to assist our Company and its subsidiaries and other designated affiliates, which we refer to as “related entities”, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to our Company or its related entities, by enabling such persons to acquire or increase a proprietary interest in our Company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Outstanding Awards Under the 2005 Plan

As of December 31, 2008, 586,710 shares had been issued pursuant to exercises of stock options under the 2005 Plan by award recipients, 100 persons held options under the 2005 Plan to purchase an aggregate of 3,242,119 shares of common stock, with a weighted average exercise price of $14.80 per share, 106 persons held an aggregate of 676,450 shares of restricted stock awarded under the 2005 Plan, and there were 627,738 shares of common stock available for future awards under the 2005 Plan. There were no other awards outstanding under the 2005 Plan.

Administration

The 2005 Plan is to be administered by a committee designated by our Board of Directors consisting solely of not less than two members of the Board (the “Committee”), provided, however, that if our Board of Directors fails to designate a committee or if there are no longer any members on the committee so designated by our board, the Board of Directors is to serve as the Committee. Subject to the terms of the 2005 Plan, the Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2005 Plan, construe and interpret the 2005 Plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2005 Plan.

Shares Available for Awards; Annual Per-Person Limitations

Under the 2005 Plan, the total number of shares of our common stock, which we sometimes refer to as the “Shares”, reserved and available for grant under the 2005 Plan at any time during the term of the 2005 Plan was initially equal to 2,600,000 Shares, with an annual increase to be added on January 1st of each year, commencing on January 1, 2007 and ending on January 1, 2015 (each such day, a “Calculation Date”), equal to five percent of the Shares outstanding on each such Calculation Date (rounded down to the nearest whole share). Notwithstanding the foregoing, our Board of Directors may act, prior to the first day of any fiscal year of our Company, to increase the share reserve by such number of Shares as the Board of Directors shall determine, which number shall be less than the amount described in the foregoing sentence, and the maximum number of Shares that may be issued under the 2005 Plan as incentive stock options is 5,200,000. The foregoing limit on the total number of Shares available for grant under the 2005 Plan shall be increased by the number of Shares with respect to which Awards previously granted under the 2005 Plan that are forfeited, expire or otherwise terminate without issuance of Shares, or that are settled for cash or otherwise do not result in the issuance of Shares, and the number of Shares that are forfeited back to or repurchased by us, or withheld upon exercise of an award, to pay the exercise price or any tax withholding requirements.

The 2005 Plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, for each fiscal year, no participant may be granted an Award under which more than 1,000,000 shares could be received by such participant. The maximum dollar value payable in cash to any one participant with respect to performance awards, as described below, is $5,000,000 for each 12 month period included in a performance period (pro-rated for any performance period that is less than 12 months based upon the ratio of the number of days in the performance period as compared to 365 and adjusted for any additional months in excess of 12 months on a straight-line basis).

In the event that any dividend or other distribution (whether in the form of cash, Shares or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and other securities of our Company or any other issuer such that a substitution, exchange or adjustment is determined to be appropriate by the Committee, the Committee is required to substitute, exchange, or adjust any or all of the following in a manner as the Committee may deem equitable: (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person award limitations are measured under Section 5 of the 2005 Plan, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

The Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to performance goals) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting our Company, any related entity or any business unit, or the financial statements of our Company or any related entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of our Company, any related entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause options, stock appreciation rights or performance awards granted to participants designated by the Committee as covered employees and intended to qualify as “performance-based compensation” under Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Section 162(m) and regulations thereunder.

Eligibility

The persons eligible to receive awards under the 2005 Plan are the officers, directors, employees, consultants and other persons who provide services to us or any related entity. Notwithstanding the foregoing, only employees of our Company, or our parent or subsidiaries are eligible to receive any incentive stock options. An employee on leave of absence may be considered as still in the employ of our Company or a related entity for purposes of eligibility for participation in the 2005 Plan.

Stock Options

The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options.

The exercise price per share subject to an option is, with respect to ISOs, not less than 100% of the fair market value of the Shares on the date of the grant. With respect to non-qualified stock options, the exercise price is determined by the Committee, provided that any non-qualified stock options granted with the exercise price less than the fair market value on the date of grant shall be structured to avoid the imposition of any excise tax under Section 409A of the Internal Revenue Code of 1986. For purposes of the 2005 Plan, the term “fair market value” means the fair market value of Shares, awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of a Share as of any given date shall be the closing sales price per Share as reported on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The Committee may permit the exercise price of options awarded under the 2005 Plan to be paid in cash, Shares, net exercise, other awards or other property (including loans to participants).

If an optionee’s employment with our Company terminates because of the disability or death of such optionee, the options that are unexercised and exercisable on the date on which the optionee’s employment terminated may be exercised by the optionee or the optionee’s guardian or legal representative, as applicable, at any time prior to the expiration of twelve months (or such longer period of time as determined by the Committee) after the date of such termination but no later than the date of expiration of the term of the options. For purposes of the 2005 Plan, the optionee’s employment with our Company shall be deemed to have terminated on account of death, if the optionee dies within three months after the date of termination of the optionee’s employment. Notwithstanding any of the foregoing, if the optionee’s employment is terminated for cause, as specified in the 2005 Plan, the options shall terminate and cease to be exercisable immediately upon such termination of employment. If an optionee’s employment terminates for any other reason, the options that are unexercised and exercisable on the date on which the optionee’s employment terminated, may be exercised by the optionee, at any time prior to the expiration of three months (or such longer period of time as determined by the Committee) after the date of such termination but no later that the date of expiration of the term of the options.

The Committee has the discretion to grant options that are exercisable for unvested shares. If a participant’s employment with our Company ceases while holding such unvested shares, we will have the right to repurchase any of all of those unvested shares, at either (a) the exercise price paid per share, (b) the fair market value or (c) the lower of the exercise price paid per share and the fair market value.

Stock Appreciation Rights

The Committee is authorized to grant stock appreciation rights, which entitle the participant to receive the amount by which the fair market value of a Share on the date of exercise exceeds the grant price of the stock appreciation right.

Restricted Stock and Stock Units

The Committee is authorized to grant restricted stock. Restricted stock is a grant of Shares which may not be transferred, sold or disposed of, and which shall be subject to such risks of forfeiture and other restrictions as the Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of our Company, unless otherwise determined by the Committee. An award of stock units confers upon a participant rights to receive Shares, cash or a combination thereof at the end of a specified time period, subject to such risks (including a risk of forfeiture) as the Committee may impose. Prior to satisfaction of an Award of Stock Units, an Award of Stock Units carries no voting or dividend or other rights associated with share ownership, although dividend equivalents may be granted, as described below.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant Shares as a bonus free of restrictions, or to grant Shares or other awards in lieu of obligations of our Company to pay cash under the 2005 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, Shares, other awards or other property equal in value to dividends paid on a specific number of Shares or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional Shares, awards or otherwise, as specified by the Committee.

Other Stock-Based Awards

The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to Shares. The Committee determines the terms and conditions of such Awards.

Performance Awards

The Committee is authorized to grant performance awards on terms and conditions established by the Committee. The performance conditions to be achieved during any performance period and the length of the performance period is determined by the Committee upon the grant of the performance award. Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by our Company under Code Section 162(m). If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not the Board.

The performance goals for performance awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. One or more of the following business criteria for our Company, on a consolidated basis, and/or for related entities, or for business or geographical units of our company and/or a related entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for awards under the 2005 Plan: (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or such other comparable stock index as may be deemed appropriate by the Plan Administrator; (3) revenue; (4) gross margin; (5) operating margin; (6) operating income; (7) pretax earnings; (8) net income; (9) earnings before interest expense, taxes, depreciation and amortization; (10) operating cash flow; (11) free cash flow; (12) earnings per share; (13) return on equity; (14) return on capital; (15) working capital or inventory; (16) number of customers and (17) market share.

Achievement of performance goals in respect of such performance awards shall be measured over a performance period of up to ten years, as specified by the Committee. Settlement of the performance awards shall be in cash, Shares, other Awards or other property, as the Committee determines. The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards

Awards may be settled in the form of cash, Shares, other awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis, in the discretion of the Committee. Installment or deferred payments may be required by the Committee or permitted at the election of the participant in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest on installment or deferred payments or the grant or crediting of dividend equivalents or other amounts in respect of installment or deferred payments denominated in Shares. The Committee is authorized to place cash, Shares or other property in trusts or make other arrangements to provide for payment of our Company’s obligations under the 2005 Plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any Shares or other property to be distributed will be withheld (or previously acquired Shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2005 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 under the Securities Exchange Act of 1934.

Awards under the 2005 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in exchange for other awards under the 2005 Plan, awards under other company plans, or other rights to payment from our Company, and may grant awards in addition to and in tandem with such other awards or rights.

Acceleration of Vesting; Change in Control

The Committee may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions or expiration of deferral of any Award, and such vesting, exercisability, lapsing or expiration, if so provided in the award agreement or otherwise determined by the Committee, shall occur automatically in the case of a “change in control” of our company (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the Committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.” For purposes of the 2005 Plan, unless otherwise specified in an award agreement, a change in control means the occurrence of any of the following:

(i) the date on which any “person” or “group” (as such term are used in Sections 13(d) and 14(d) of the Security Exchange Act of 1934), other than an excluded owner (as defined below), obtains “beneficial ownership” (as defined in Rule 13d-3 of the Security Exchange Act of 1934) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of our then outstanding securities (“Voting Stock”);

(ii) the consummation by our Company of a merger, consolidation, reorganization or similar transaction other than a transaction: (1) (a) in which substantially all of the holders of our Voting Stock immediately prior to the consummation of the transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of our company immediately prior to the transaction; or (2) in which the holders of our capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of our Company and its subsidiaries (as determined by the Committee), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of our company and its subsidiaries to (A) an excluded owner (as defined below) or (B) an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership of our Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the 2005 Plan is adopted by the Board, are directors of our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors of the Board; provided, however, that if the appointment or election (or nomination for election) of any new director of our Company was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the 2005 Plan, be considered as a member of the Incumbent Board.

For purposes of the 2005 Plan, an “excluded owner” consists of our Company, any of our subsidiaries, any benefit plan, and any underwriter temporarily holding securities for an offering of such securities. For purposes of determining whether a change in control has occurred for purposes of the 2005 Plan, a transaction includes all transactions in a series of related transactions. The Committee shall have the right to determine whether multiple sales or exchanges of our voting securities or multiple corporate transactions (as defined below) are related, and its determination shall be final, binding and conclusive.

Corporate Transaction

In the event of a corporate transaction, any surviving corporation or acquiring corporation (a “Successor Corporation”) may either (i) assume or continue any or all Awards outstanding under the 2005 Plan or (ii) substitute similar stock awards for outstanding Awards (it being understood that similar awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or our Company, as the case may be, pursuant to the corporate transaction). For purposes of the 2005 Plan, unless otherwise specified in an award agreement, a corporate transaction means the occurrence of any of the following:

(i) a sale, lease, exclusive license or other disposition of all or substantially all, as determined by the Committee, in its discretion, of the consolidated assets of our Company and its subsidiaries;

(ii) a sale or other disposition of more than twenty percent (20%) of the outstanding securities of our Company; or

(iii) a merger, consolidation, reorganization or similar transaction, whether or not our Company is the surviving corporation.

In the event that the Successor Corporation in a corporate transaction refuses to assume, continue or substitute for an Award, then the Award shall fully vest and be exercisable (if applicable) as to all of the Shares subject to such Award, including Shares as to which such Award would not otherwise be vested or, if applicable, exercisable. An Award shall be considered continued if the Award continues in accordance with its terms and continues to be for same number of Shares as prior to the corporate transaction. The Committee, in its sole discretion, shall determine whether each Award has been assumed, continued, substituted or terminated pursuant to the terms of the 2005 Plan.

The Committee, in its discretion and without the consent of any participant, may either (i) accelerate the vesting of all Awards, including permitting the lapse of any repurchase rights held by our Company (and, if applicable, the time at which such Awards may be exercised), in full or as to some percentage of the Award, to a date prior to the effective time of such corporate transaction as the Committee shall determine (contingent upon the effectiveness of the corporate transaction) or (ii) provide for a cash payment in exchange for the termination of an Award or any portion thereof where such cash payment is equal to the fair market value of the Shares that the participant would receive if the Award were fully vested and exercised (if applicable) as of such date (less any applicable exercise price).

Notwithstanding any other provision in the 2005 Plan to the contrary, with respect to Restricted Stock and any other Award granted under the Plan with respect to which we have any reacquisition or repurchase rights, the reacquisition or repurchase rights for such Awards may be assigned to our successor (or the successor’s parent company) in connection with such corporate transaction. In the event any such rights are not continued or assigned to the Successor Corporation, then such rights shall lapse and the Award shall be fully vested as of the effective time of the corporate transaction. In addition, the Committee, in its discretion, may provide that any reacquisition or repurchase rights held by our Company with respect to such Awards shall lapse in whole or in part (contingent upon the effectiveness of the corporate transaction).

In the event of a dissolution or liquidation of our Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and Shares subject to the repurchase option may be repurchased by our Company.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue or terminate the 2005 Plan or the Committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which Shares are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2005 Plan which might increase the cost of the 2005 Plan or alter the eligibility of persons to receive Awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our Board of Directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our Board of Directors, the 2005 Plan will terminate no later than ten (10) years from the later of (x) the effective date of the 2005 Plan and (y) the date an increase in the number of Shares reserved for issuance under the 2005 Plan is approved by our Board of Directors (so long as such increase is also approved by the stockholders). Awards outstanding upon expiration of the 2005 Plan shall remain in effect until they have been exercised or terminated, or have expired.

Plan Benefits

Benefits obtained by our employees under our 2005 Plan are made on a discretionary basis by our Compensation Committee, which administers the plan. Accordingly, it is not possible to determine the benefits that will be received by our executive officers and our other employees under the 2005 Plan in 2009. The table below shows, as to our named executive officers and the other individuals and groups indicated, the number of shares of our common stock subject to option grants, together with the weighted average option exercise price payable per share, made under the 2005 Plan and the number of shares of restricted stock awarded under the 2005 Plan during fiscal 2008.

		Number of Shares	Weighted Average	Number of Shares
		Underlying Options	Option Exercise	Underlying Restricted
Name	Position	Granted	Price per Share	Stock Awards

Richard Rudman	CEO, President and Chairman	—	$—	189,861
Stephen Vintz	CFO, Treasurer and Secretary	—	$—	44,931
Andrew Muir	Managing Director, Vocus International	—	$—	54,251
William Wagner	Chief Marketing Officer	—	$—	32,582
Norman Weissberg	Senior Vice President, North American Sales	—	$—	44,215
Kevin Burns	Director	10,885	$29.42	3,123
Gary Golding	Director	10,885	$29.42	2,014
Gary Greenfield	Director	13,746	$20.38	1,233
Ronald Kaiser	Director	10,885	$29.42	2,308
Robert Lentz	Director	—	$—	3,081
Richard Moore	Director	10,885	$29.42	1,289
All executive officers as a group (5 persons)		—	$—	365,840
All non-employee Directors as a group (6 persons)		57,286	$27.25	13,048
All employees, including all officers who are not executive officers, as a group (79 persons)		32,000	$29.42	308,813

Federal Income Tax Consequences of Awards

The 2005 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

On exercise of a nonqualified stock option granted under the 2005 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the Shares acquired on exercise of the option over the exercise price. If the optionee is an employee of our Company or a related entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those Shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those Shares will begin on that date.

If an optionee pays for Shares on exercise of an option by delivering Shares, the optionee will not recognize gain or loss on the Shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of Shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the Shares represented by that certificate will be equal to his tax basis in the Shares delivered, and his holding period for those Shares will include his holding period for the Shares delivered. The optionee’s tax basis and holding period for the additional Shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for our

Company and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The 2005 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a Share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that Share and the holder’s tax basis in that Share will be long-term capital gain or loss.

If, however, an optionee disposes of a Share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the Share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the Share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the Share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the Share exceeds one year.

An optionee who exercises an ISO by delivering Shares acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those Shares is treated as making a Disqualifying Disposition of those Shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one Share and using that Share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a Share acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the Share in the year in which the option is exercised, there will be no adjustment with respect to that Share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a Share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that Share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a Share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the Shares are received equal to the excess, if any, of the fair market value of the Shares received over any amount paid by the recipient in exchange for the Shares. If, however, the Shares are non-vested when it is received under the 2005 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the Shares), the recipient generally will not recognize income until the Shares become vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the Shares on the date they become vested over any amount paid by the recipient in exchange for the Shares. A recipient may, however, file an election with the Internal Revenue Service, which we refer to as an 83(b) Election,, within 30 days of his or her receipt of the Shares, to recognize ordinary compensation income, as of the date the recipient receives the Shares, equal to the excess, if any, of the fair market value of the Shares on the date the award is granted over any amount paid by the recipient in exchange for the Shares.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired as stock awards will be the amount paid for such Shares plus any ordinary income recognized either when the Shares are received or when the Shares become vested. Upon the disposition of any Shares received as a stock award under the 2005 Plan, the difference between the sales price and the recipient’s basis in the Shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the Shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights

Our Company may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the 2005 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in Shares, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the Shares on the day they are received over any amounts paid by the recipient for the Shares.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or Shares equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the Shares over the exercise price.

In general, there will be no federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. Our Company generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code. If, however, the dividend equivalent award is made with respect to a restricted stock award in which the employee’s rights have become vested or with respect to which the employee has made an 83(b) Election, the dividends will be taxable to the employee as dividends, rather than as compensation, and our Company will not be entitled to a deduction for the amount of the dividend equivalent award.

Section 162 Limitations

Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees under the 2005 Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that awards under the 2005 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

Internal Revenue Code Section 409A

At the present time, we intend to grant equity awards to participants which are either outside the scope of Section 409A of the Code or are exempted from the application of Section 409A of the Code. If the equity award is subject to Section 409A of the Code and the requirements of Section 409A of the Code are not met, participants may suffer adverse tax consequences with respect to the equity award. Such consequences may include taxation at the time of the vesting of the award, a 20% excise tax and interest on any deferred income.

Tax Treatment of the Company

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a deduction in connection with (1) the exercise of a NQSO or a SAR by a participant, (2) the receipt by the participant of vested stock from a restricted stock award, (3) the vesting of a participant’s rights in a restricted stock award, (4) the receipt of stock upon settlement of a stock unit award, performance share award or performance unit award, or (5) the receipt of cash from a performance share award, performance unit award or cash bonus, to the extent that the participant recognizes ordinary income. We will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO Shares, provided that we properly report such income to the IRS.

ERISA

The 2005 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

The Board of Directors recommends a vote “for” approval of the 2005 Stock Award Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at December 31, 2007 and 2008 and the statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, and have discussed them with management. The Audit Committee also reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures related to critical accounting policies used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Ernst & Young LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 “Communication with Audit Committees Concerning Indpendence”, as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Audit Committee also approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Respectfully submitted by the Audit Committee,

Ronald Kaiser, Chair
Gary Golding
Richard Moore

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Compensation Committee of the Board of Directors has overall responsibility for determining the compensation of our Chief Executive Officer, or CEO, and other executive officers. Each member of the Committee is appointed by the Board and has been determined by the Board to be an independent director under applicable NASDAQ marketplace rules.

Our executive compensation program is intended to:

•	Attract, retain, motivate and reward highly qualified executive officers who create value for our stockholders;

•	Reinforce our performance oriented, results-based culture that rewards individual, team and corporate success; and

•	Reflect the financial resources available to us based on our board approved annual business plan and our strategic objective to increase stockholder value.

Our program is designed to link executive pay levels with individual performance, our financial performance and stockholder returns.

Key elements of our executive compensation program include:

•	Annual base salaries that are competitive relative to other public technology companies in our peer group;

•	Non-equity incentive compensation that is based on financial performance; and

•	Long-term incentive compensation that is delivered through a combination of stock option and restricted stock awards.

We believe that our executive compensation program makes a significant contribution to our success, mirrors our culture, promotes employee commitment to our Company, and adheres to high standards of corporate governance.

Governance of Executive Compensation

The Compensation Committee of the Board of Directors plays the lead role in the governance of executive compensation at Vocus. In 2008, the Committee consisted of the following directors — Kevin Burns (Chair), Gary Golding and Ronald Kaiser. All Committee members have extensive management and Board experience, including experience dealing with executive compensation issues.

The Compensation Committee operates under a charter adopted by the Board of Directors in 2005. The charter is posted in the “Investor Relations /Corporate Governance” section of our website at www.vocus.com. As outlined in the charter, the Committee is primarily responsible for establishing and reviewing the overall compensation philosophy of the company, reviewing and approving the corporate goals and objectives relevant to the compensation for the CEO and other executive officers, evaluating performance of the CEO and other executive officers in light of those goals and approving or recommending to the Board for approval the compensation of the CEO and other executive officers. The Committee is also responsible for approving new or revised compensation and benefit plans (or in some cases recommending them for Board approval).

At the beginning of each year, the Compensation Committee reviews the preceding year’s performance of the Company and of each individual executive officer, as well as each executive officer’s compensation. At that time, the Committee determines each executive officer’s compensation for the new year. As part of the Committee’s review, the CEO delivers a report on the performance of the Company and of each executive officer, including a self-assessment of his own performance. The CEO also proposes compensation packages for the executive officers based on the competitive benchmarking analysis provided by an independent compensation consultant, which the

Committee considers in making its decisions. The Committee makes regular reports to the full Board of Directors on the Committee’s activities, and the Committee prepares an annual report on executive compensation for inclusion in our proxy statement.

The Compensation Committee has the sole authority to select, retain and/or replace any compensation or other outside consultant for assistance in the evaluation of director, CEO or other executive officers’ compensation, including the sole authority to approve the consultant’s fees and other retention terms. In 2005, the Compensation Committee selected PricewaterhouseCoopers LLP, or PwC, as its compensation consultant in connection with our initial public offering. This relationship was renewed in December 2006 and again in December 2007. The Committee considers PwC to be independent and selected PwC because of its experience in compensation consulting, and its knowledge of compensation practices in the technology industry and among newly public companies. PwC does not serve as the Company’s independent registered public accounting firm. Services provided by the consultant have included evaluating our existing executive officer and director compensation based on market comparables, analyzing compensation design alternatives and advising us on the new proxy statement disclosure rules. The consultant did not provide specific recommendations on compensation decisions regarding the CEO or other executive officers.

The Committee met two times in 2008. Both meetings were regularly scheduled to coincide with Board meetings. The Chairman of the Compensation Committee prepared each meeting’s agenda, which was distributed to Committee members in advance of the meeting (along with support materials). All of the Committee members attended both of the meetings in 2008. The Committee asked the CEO and the Chief Financial Officer, or CFO, to attend portions of the meetings. A compensation consultant representative also attends Compensation Committee meetings by invitation (including executive sessions as requested) and is available to answer Committee members’ questions. Additionally, the Committee Chair meets periodically with management and a compensation consultant representative throughout the year.

In December 2008, the Committee selected Mercer LLC, or Mercer, as its compensation consultant for 2009. The Committee considers Mercer to be independent and selected Mercer because of its experience in compensation consulting, and its knowledge of compensation practices in the technology industry.

Objectives of the Vocus Executive Compensation Programs

We believe strongly in pay-for-performance and measurement of quantifiable results. While compensation for the CEO and other executive officers should reflect the marketplace for similar positions, a significant portion of their compensation is earned based on our financial performance and the financial performance of each executive’s area of responsibility. Quantifiable performance objectives are established in advance and approved by the Compensation Committee, or recommended by the Compensation Committee for approval by the full Board, early in the year. We also provide significant incentives for exceeding these performance objectives. Our emphasis on measurable performance objectives emanates from our belief that sustained strong financial performance is an effective means of enhancing long-term stockholder return.

The Compensation Committee considers competitive benchmarking data in the establishment of base salaries, incentive targets, equity awards and total compensation levels. In its instructions regarding such benchmarking in December 2007, the Committee encouraged PwC to take a fresh look at the peer group, due to Vocus’ significant growth and financial performance since the establishment of the original peer group in 2005, the fact that several peers had been acquired or were no longer public companies, and the broadening in the Company’s executive labor market from on-demand software companies to more general business software companies. The revised peer group replaced six peers that had either been acquired or had gone private (aQuantive, Inc., Centra Software Inc., NetIQ Corporation, Raindance Communications Inc., Stellent Inc., and Vitria Technology Inc.) with six new peer companies (Ariba Inc., Internap Network Services Corporation, Kenexa Corporation, Keynote Systems, Inc., Unica Corporation, and Vignette Corp.). The revised peer group consists of companies that provide business applications software, frequently through an on-line, on-demand, or subscription service. While not necessarily direct competitors of Vocus, these companies are in similar businesses and may have similar business models. While Vocus’ size, in terms of revenues and market capitalization, is at the low end of the peer group, the Compensation Committee believes that the Company’s historical growth and aggressive growth strategy make these companies similar to Vocus’ size expectations in the next few years and thus appropriate peers for compensation benchmarking purposes.

The Committee concluded the following based on the results of PwC’s benchmarking study:

•	Base salaries are generally consistent with the competitive 50th percentile, with none higher than the 75th percentile.

•	Annual incentive targets are generally higher than the competitive 50th percentile — consistent with the ambitious performance targets in Vocus’ annual incentive program — resulting in total cash opportunity (base salary plus target annual incentive) closer to the competitive 75th percentile for most executive positions.

•	Total direct compensation targets (base salary plus target annual incentive plus fair value of equity incentive awards) generally approach the competitive 75th percentile — again consistent with the Company’s ambitious performance targets.

In January 2009, Mercer provided benchmarking information to the Compensation Committee.

Elements of Vocus’ Executive Compensation Program

Our executive compensation program consists of five basic elements — base salary; quarterly variable incentive bonuses; long-term incentive compensation that is currently delivered through a combination of stock options and restricted stock; employee benefits and executive perquisites; and income protection features such as employment agreements and change-in-control provisions. The remainder of this section provides details on each of these elements of our executive compensation program.

Base Salary

The base salary for each of our executive officers is initially established through negotiation at the time of hire, based on such factors as the officer’s qualifications, experience, prior salary and competitive salary information. Any increases thereafter are determined by an assessment of the officer’s sustained performance as well as competitive salary information.

The Compensation Committee established 2008 base salaries for Vocus’ executive officers in January 2008, based on PwC’s benchmarking study and the Committee’s assessment of each officer’s sustained performance. In determining base salaries for executive officers other than the CEO, the Committee requested and received information from the CEO on the executive officer’s performance and contributions. In January 2008, the Committee approved raises between zero percent and 20% percent of base salary for our executive officers. In some cases (including the CEO and CFO) the percentage increases in base salary were above typical industry practice, in recognition of their significant contributions to the company’s sustained high growth and strong financial performance over the last several years. The Committee established the 2008 base salaries for Messrs. Rudman, Vintz, Muir, Wagner and Weissberg at $400,000, $300,000, $222,622, $225,000 and $240,000 respectively. The 2008 base salary changes for our executive officers reflected the annual review based on performance, compensation of market comparables and promotional increases.

In February 2009, the Committee recommended for approval by the full Board of Directors raises of 22% and 15% of base salary for Messrs. Wagner and Weissberg, respectively, to equitably adjust each executive’s base salary closer to the market median. The Committee did not recommend a raise of base salary for Messrs. Rudman and Vintz. The Board established the 2009 base salaries for Messrs. Rudman, Vintz, Wagner and Weissberg at $400,000, $300,000, $275,000 and $275,000, respectively. The 2009 base salary changes for our executive officers reflect the annual review based on performance, compensation of market comparables and promotional increases. No base salary was determined for Mr. Muir because he resigned effective February 2, 2009.

Non-Equity Incentive Plan Compensation

Our non-equity incentive plan compensation is paid in cash quarterly and is intended to reward executive officers for short-term performance. Early in 2008, the CEO proposed specific financial objectives and targets for each executive officer, which were then approved by the Compensation Committee and the Board. The objectives and targets were derived directly from our business plan for 2008, as approved by the Board of Directors, and were considered by the Board to be achievable but challenging, since they reflected higher rates of growth, profitability and cash flow than many other business application software companies have achieved over the past few years. The objectives included the following:

•	Topline, which consists of total company sales plus revenue. Total company sales include amounts invoiced to customers under our subscription and related agreements;

•	Pro forma operating income, which consists of income from operations less stock-based compensation under SFAS No. 123R and amortization of acquired intangible assets; and

•	Free cash flow, which consists of cash provided by operating activities less cash paid for purchases of property and equipment, net of proceeds from disposals and capitalized software development costs plus excess tax benefits from stock-based compensation.

The Committee also approved additional sales objectives for executives with those primary responsibilities.

The Committee has set a minimum threshold for each specific financial objective. At least 92% of each objective must be obtained in order to earn any payout under that objective. If the target is achieved for an objective, the executive will receive 100% of the eligible payout for that specific objective. Generally, the payout is incrementally adjusted by 5%, 10%, 15% and 20% for performance that results in each incremental 2% variance to the target. For example, an executive officer would earn an 85% payout if 96% of the performance target were achieved, and would earn a 115% payout if 104% of the target were achieved. For performance that exceeds 108% of the target, the non-equity incentive plan compensation may be increased at the discretion of the Committee. There is currently no provision for repaying quarterly non-equity incentive upon a financial restatement, should one occur.

Non-equity incentive plan compensation that was earned during 2008 was calculated and paid shortly after the end of each quarter. Total amounts earned during 2008 (including the fourth-quarter non-equity incentive plan compensation that was paid in early 2009) is disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Because of our strong financial performance during the year versus the pre-established targets, 2008 non-equity incentive plan compensation for the CEO and CFO exceeded targets as follows:

		Salary as %	Incentive as %		2008 Incentive
		of Cash	of Cash	Total Cash	as	2008 Total
Name	Position	Comp Target	Comp Target	Target	% of Target	Cash

Richard Rudman	CEO, President and Chairman	50%	50%	$800,000	110%	$838,750
Stephen Vintz	CFO, Treasurer and Secretary	60%	40%	$500,000	110%	$519,375
Andrew Muir	Managing Director, Vocus International	50%	50%	$445,243	69%	$377,242
William Wagner	Chief Marketing Officer	60%	40%	$375,000	70%	$330,118
Norman Weissberg	Senior Vice President, North American Sales	50%	50%	$480,000	80%	$431,438

In February 2009, as part of the salary review process, the Board, based on the recommendation of the Compensation Committee, established the annual non-equity incentive compensation targets for Messrs. Rudman, Vintz, Wagner and Weissberg at $400,000, $200,000, $175,000 and $250,000, respectively. As a result, 2009 total cash compensation targets for these executives are within the 75th percentile competitive range, consistent with the Committee’s objective to provide 75th percentile compensation in return for high levels of performance relative to peer companies. The Board did not establish an annual incentive target for Mr. Muir because he resigned effective February 2, 2009.

Long-Term Incentive Compensation

We typically grant stock options or restricted stock to executive officers and other employees at the time of hire to motivate employees to build long-term stockholder value and as a retention tool to incentivize employees to remain employed with us. In 2008, our long-term incentive compensation consisted solely of restricted stock awards.

Details on restricted stock awards granted during 2008 to our CEO and other named executive officers may be found in the table entitled “Grants of Plan-Based Awards.” Details on all stock option awards exercised in 2008 by our CEO and other named executive officers and restricted stock awards vested in 2008 may be found in the table entitled “Option Exercises and Stock Vested.” Details on all outstanding stock option awards and restricted stock award grants of our CEO and other named executive officers as of the end of 2008 may be found in the table entitled “Outstanding Equity Awards at Fiscal Year End.”

All executive officers received restricted stock awards in 2008. On January 31, 2008, Messrs. Rudman, Vintz, Muir, Wagner and Weissberg were awarded 180,000, 40,000, 50,000, 30,000 and 40,000 shares of our common stock respectively. Consistent with our governance standards, these awards were approved by the Compensation Committee and the Board of Directors and vest annually over four years. Also on January 31, 2008, Messrs. Rudman, Vintz, Muir, Wagner and Weissberg were awarded 9,861, 4,931, 4,251, 2,582 and 4,215 shares of our common stock respectively. These additional awards were also approved by the Compensation Committee and the Board of Directors, and vested 20% on the grant date with the remaining 80% vesting on the first anniversary of the grant date. Grants of restricted stock in 2008 were awarded under our 2005 Stock Award Plan.

In February 2009, the Board awarded restricted stock to the CEO and other named executive officers. Mr. Rudman received an award of 270,000 shares, and Messrs. Vintz, Wagner and Weissberg each received an award of 70,000 shares. In determining the number of restricted shares to award, the Committee focused on the level of grants made by peer group companies, the absolute number of shares granted and the cost of those grants as required to be recognized as expense in accordance with SFAS 123R. These restricted stock awards were approved by the Compensation Committee and the Board and vest annually over four years. Mr. Muir was not awarded restricted stock because he resigned from the Company effective February 2, 2009.

Employee Benefits and Executive Perquisites

As disclosed in the “All Other Compensation” column of the Summary Compensation Table, we provide our CEO and other executive officers with a limited number of special benefits and perquisites. We pay for healthcare premiums for Messrs. Rudman, Vintz and Weissberg, and we provide the CEO and other executive officers with a gross-up for taxes. Mr. Rudman is also eligible for reimbursement of legal and other professional fees, up to a maximum of $25,000 per year. We believe that these benefits and perquisites are not unusual in our industry. In addition, the CEO and other executive officers participate in the same employee benefit plans as all other employees. The employee benefit programs, which are reviewed periodically by the Compensation Committee, include a 401(k) retirement program to which we make contributions and various health and welfare benefit programs. We believe that these programs are also generally consistent with technology industry practice for companies of our size and financial position.

Income Protection Programs

Consistent with peer-group practice (as determined in PwC’s research), we have entered into employment agreements with all of our executive officers. The purpose of these employment agreements is to enhance our executive recruiting and retention efforts by following industry practices, and to provide our executives with reasonable levels of income protection while being responsible in the potential use of shareholder assets. PwC’s research indicated that the severance-related benefits provided to our executive officers are generally consistent with peer-group practices.

Pursuant to the terms of Messrs. Rudman, Vintz, Wagner and Weissberg’s employment agreements, all equity awards vest immediately if an executive officer is terminated or resigns for good reason within twelve months of a change in control, or if the executive officer resigns for any reason during the seventh month after the month in which a change in control occurs.

Our employment agreements with each of Messrs. Rudman, Vintz, Wagner and Weissberg also include a 12-month window, beginning six months after a change in control, during which the applicable executive officer would be able to resign for any reason and receive severance payments. In addition, these employment agreements provide for a company-paid gross-up for any excise taxes that he might owe following the receipt of payments related to a change-in-control. We continue to believe that the gross-up policy serves stockholders’ interests because it encourages the CEO and other executive officers to support transactions that are in the best interests of stockholders.

Our employment agreement with Mr. Muir does not include language regarding equity award vesting after a change in control. However, pursuant to the terms of an existing stock option agreement, all unvested option stock awards granted to Mr. Muir prior to 2006 would vest immediately if Mr. Muir is terminated or resigns for good reason within twelve months of a change in control. Equity award agreements with Mr. Muir for equity awards granted during 2006 and thereafter provide for the same terms set forth in the preceding two paragraphs for the company’s other executive officers.

Stock Ownership Guidelines

We do not currently have stock ownership guidelines for our CEO and other executive officers, although the Compensation Committee may consider doing so in the future. PwC’s 2005 and 2007 research did not indicate that such programs are prevalent practice among our peer group. Also, the Committee recognizes that the CEO and other named executive officers hold a significant number of shares and/or stock options and thus are strongly aligned with shareholder interests.

Impact of Regulatory Requirements

The Compensation Committee considers regulatory requirements and their impact when making executive compensation decisions concerning the CEO and other executive officers. Regulatory requirements that influence the Committee’s decisions include:

•	Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation not deemed to be performance-based over $1,000,000 paid for any fiscal year to the CEO and other executive officers. We intend to attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. We believe that both our quarterly variable incentive bonuses and our stock option awards qualify for the performance-based exception. The Compensation Committee will not, however, necessarily seek to limit executive compensation to the amount deductible under Section 162(m). As an example, the restricted stock awards made in 2008 are unlikely to qualify for the performance-based exception. However, we anticipate that most of these awards may be deductible because non-performance-based compensation (as defined in 162(m)) in most cases will not exceed the $1,000,000 cap.

•	Internal Revenue Code Section 409A: We believe that employees will not be subject to any tax penalties under 409A as a result of participating in any of our compensation programs or agreements.

•	SFAS No. 123R: We adopted SFAS No. 123R effective for the 2006 fiscal year. In determining option awards for 2008, the Committee generally considered the potential expense of those programs under SFAS No. 123R and the impact on earnings per share. The Committee concluded that the award levels were in the best interests of stockholders given competitive compensation practices in the technology industry and among our peer companies, the awards’ potential expense, the company’s performance, and the impact of the awards on employee motivation and retention.

Conclusions

We believe that our executive compensation programs strongly support our philosophy of pay-for-performance. We further believe that compensation levels and programs for the CEO and other executive officers are consistent with competitive practices in our industry and thus advance our recruiting and retention objectives. We will continue to review our programs on a regular basis and expect to update them from time to time, based on changes in competitive practices, regulatory requirements and our needs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Respectfully submitted by the Compensation Committee,

Kevin Burns, Chair
Gary Golding
Ronald Kaiser

SUMMARY COMPENSATION TABLE

The following table sets forth 2008, 2007 and 2006 compensation information for: (i) the Chief Executive Officer; (ii) the Chief Financial Officer; and (iii) three other executive officers of Vocus, who, based on their total compensation, were the most highly compensated in 2008. We refer to these individuals collectively as the named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Compensation		Total

Richard Rudman,	2008	$400,000	$—	$1,488,607	$1,357,930	$438,750	$16,491	(3)	$3,701,778
Chief Executive Officer,	2007	$350,000	$—	$—	$1,312,917	$512,500	$49,569	(3)	$2,224,986
President and Chairman	2006	$300,000	$—	$—	$799,734	$220,250	$22,264	(3)(4)	$1,342,248
Stephen Vintz,	2008	$300,000	$—	$406,206	$480,580	$219,375	$14,513	(5)	$1,420,674
Chief Financial Officer,	2007	$250,000	$—	$—	$447,940	$256,250	$17,192	(5)	$971,382
Treasurer and Secretary	2006	$235,000	$—	$—	$75,565	$126,644	$15,019	(5)	$452,228
Andrew Muir,	2008	$222,622	$—	$455,112	$413,466	$154,620	$16,584	(6)	$1,262,404
Managing Director,
Vocus International(7)
William Wagner,	2008	$225,000	$—	$273,931	$373,546	$105,118	$8,520	(8)	$986,115
Chief Marketing Officer	2007	$225,000	$—	$—	$373,545	$134,180	$6,884	(8)	$739,609
	2006	$99,519	$—	$—	$168,863	$60,546	$26,000	(9)	$354,928
Norman Weissberg,	2008	$240,000	$—	$386,499	$448,470	$191,438	$18,023	(10)	$1,284,430
Senior Vice President,	2007	$200,000	$—	$—	$424,821	$219,063	$22,889	(10)	$866,773
North American Sales	2006	$165,000	$20,000	$—	$106,382	$176,148	$15,032	(10)	$482,562

(1)	Amounts reported represent the compensation cost recognized by Vocus for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 2 and Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the years ended December 31, 2008, 2007 and 2006, without giving effect to estimated forfeitures.

(2)	Represents payment of non-equity incentive plan compensation discussed in the Compensation Disclosure and Analysis beginning on page 21.

(3)	Amount reported includes $5,977, $5,943 and $5,636 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $1,344, $20,609 and $9,219 for legal fees paid by Vocus related to the individual’s estate planning, $3,250, $5,642 and $6,830 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events, and $5,920 and $17,375 as a gross-up or other reimbursement for tax payments, each for the years 2008, 2007 and 2006, respectively (there was no tax gross-up in 2006).

(4)	Amount reported also includes $350 for life insurance premiums paid by Vocus on the individual’s behalf, and $229 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan.

(5)	Amount reported includes $6,091, $6,045 and $5,738 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $3,450, $3,375 and $3,631 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $1,000, $3,000 and $5,650 for personal travel paid for by Vocus and other personal expenses paid by Vocus at company-related events, and $3,972 and $4,772 as a gross-up or other reimbursement for tax payments, each for the years 2008, 2007 and 2006, respectively (there was no tax gross-up in 2006).

(6)	Amount reported includes $15,584 for Vocus’ contributions to the individual’s pension plan, and $1,000 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events.

(7)	Mr. Muir was appointed as an executive officer of Vocus by the Board of Directors in February 2008. Mr. Muir is employed in the United Kingdom, and compensation is paid to him in British pounds. For purposes of reporting payments in this Summary Compensation Table and throughout this proxy statement, payment amounts were converted to U.S. dollars using the average daily exchange rate for each respective year. The average daily exchange rate for 2008 was 1.85518.

(8)	Amount reported includes $3,450 and $3,375 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $3,250 and $3,000 for personal travel paid for by Vocus and other personal expenses paid by

Vocus at company-related events, and $1,820 and $509 as a gross-up or other reimbursement for tax payments, each for the years 2008 and 2007, respectively.

(9)	Amount represents $25,000 for a relocation allowance paid by Vocus and $1,000 for personal expenses paid by Vocus at company-related events.

(10)	Amount reported includes $6,091, $6,045 and $5,738 for the employee portion of health insurance premiums paid by Vocus on the individual’s behalf, $3,450, $3,375 and $3,644 for Vocus’ contributions to the individual’s accounts in Vocus’ 401(k) plan, $3,250, $5,642 and $5,650 for personal travel paid for by Vocus, spousal attendance and other personal expenses paid by Vocus at company-related events, and $5,232 and $7,827 as a gross-up or other reimbursement for tax payments, each for the years 2008, 2007 and 2006, respectively (there was no tax gross-up in 2006).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for the fiscal year ended December 31, 2008, certain information regarding incentive plan awards and stock options granted to the Named Executive Officers.

					All Other
					Stock		Grant
					Awards:		Date Fair
					Number of		Value of
		Estimated Future Payouts Under			Shares of		Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Stock or		Option
Name	Date	Threshold	Target	Maximum	Units(2)		Awards(5)

Richard Rudman	N/A	$—	$400,000	$600,000	—		$—
	1/31/2008	$—	$—	$—	180,000	(3)	$5,295,600
	1/31/2008	$—	$—	$—	9,861	(4)	$290,111
Stephen Vintz	N/A	$—	$200,000	$300,000	—		$—
	1/31/2008	$—	$—	$—	40,000	(3)	$1,176,800
	1/31/2008	$—	$—	$—	4,931	(4)	$145,070
Andrew Muir	N/A	$—	$222,622	$333,932	—		$—
	1/31/2008	$—	$—	$—	50,000	(3)	$1,471,000
	1/31/2008	$—	$—	$—	4,251	(4)	$125,064
William Wagner	N/A	$—	$150,000	$225,000	—		$—
	1/31/2008	$—	$—	$—	30,000	(3)	$882,600
	1/31/2008	$—	$—	$—	2,582	(4)	$75,962
Norman Weissberg	N/A	$—	$240,000	$360,000	—		$—
	1/31/2008	$—	$—	$—	40,000	(3)	$1,176,800
	1/31/2008	$—	$—	$—	4,215	(4)	$124,005

(1)	Represents potential amounts payable under Vocus’ non-equity incentive plan for 2008. Actual amounts paid based on 2008 performance are as set forth in the column titled “Non-equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	All restricted stock awards were granted pursuant to the 2005 Stock Award Plan.

(3)	The restricted stock award vests in four equal annual installments beginning on January 31, 2009.

(4)	The restricted stock award vested as follows: 20% on January 31, 2008 and 80% on January 31, 2009.

(5)	The grant date fair value is computed in accordance with SFAS No. 123R without giving effect to estimated forfeitures.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2008:

	Option Awards					Stock Awards
	Number of Securities	Number of Securities		Option	Option	Number of Shares		Market Value of
	Underlying Unexercised	Underlying Unexercised		Exercise	Expiration	or Units That		Shares or Units That
Name	Options — Exercisable	Options — Unexercisable		Price	Date	Have Not Vested		Have Not Vested(8)

Richard Rudman	476,250	158,750	(1)	$9.00	12/6/2015	180,000	(6)	$3,277,800
	53,750	161,250	(2)	$18.65	1/30/2017	7,889	(7)	$143,659
Stephen Vintz	—	5,000	(3)	$4.77	1/18/2015	40,000	(6)	$728,400
	15,000	15,000	(1)	$9.00	12/6/2015	3,945	(7)	$71,838
	—	117,000	(2)	$18.65	1/30/2017
Andrew Muir	—	14,584	(3)	$4.77	1/18/2015	50,000	(6)	$910,500
	—	12,500	(1)	$9.00	12/6/2015	3,401	(7)	$61,932
	—	101,250	(2)	$18.65	1/30/2017
William Wagner	15,000	100,000	(4)	$13.10	7/20/2016	30,000	(6)	$546,300
						2,066	(7)	$37,622
Norman Weissberg	—	5,000	(3)	$4.77	1/18/2015	40,000	(6)	$728,400
	12,500	12,500	(1)	$9.00	12/6/2015	3,372	(7)	$61,404
	—	25,000	(5)	$12.91	7/12/2016
	—	84,750	(2)	$18.65	1/30/2017

(1)	The option awards become exercisable on December 6, 2009.

(2)	The option awards become exercisable in three equal installments on January 31, 2009, 2010 and 2011.

(3)	The option awards become exercisable on January 18, 2009.

(4)	The option awards become exercisable in two equal installments on July 20, 2009 and 2010.

(5)	The option awards become exercisable in two equal installments on July 12, 2009 and 2010.

(6)	The stock awards vest in three equal installments on January 31, 2009, 2010 and 2011.

(7)	The stock awards vest on January 31, 2009.

(8)	The market value of these stock awards is based on the closing price of our common stock on the NASDAQ Global Market on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for the fiscal year ended December 31, 2008 certain information regarding options exercised by the Named Executive Officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)

Richard Rudman	—	—	1,972	$58,016
Stephen Vintz	130,504	$3,515,957	986	$29,008
Andrew Muir	88,416	$1,304,225	850	$25,007
William Wagner	50,000	$1,080,138	516	$15,181
Norman Weissberg	93,250	$2,062,477	843	$24,801

(1)	The value realized is calculated by subtracting the exercise price from the market value of a share of common stock on the NASDAQ Global Market on the date of exercise.

(2)	The value realized is calculated by multiplying the closing per share price of our common stock on the NASDAQ Global Market on the vesting date by the number of shares acquired on vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which Vocus equity securities are authorized for issuance.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of
	Exercise of Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	3,243,524 (1)	$11.12	627,738 (2)
Equity compensation plans not approved by security holders	—		—

(1)	Amount includes 201,803 shares issuable upon the exercise of the outstanding stock options granted under the 1999 Stock Option Plan and 3,041,721 shares issuable upon the exercise of the outstanding stock options granted under the 2005 Stock Award Plan.

(2)	All shares available for future issuance are restricted to the 2005 Stock Award Plan. In January 2009, we increased the shares reserved for future issuance under the 2005 Stock Award Plan by 951,994.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

In December 2005, we entered into employment agreements with Messrs. Rudman, Vintz, Lentz and Weissberg. In July 2006, we entered into an employment agreement with Mr. Wagner. Each of these employment agreements has an initial term of three years, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended. In February 2008, Mr. Weissberg signed a new employment agreement that conformed his agreement to those of other executive officers and terminated his previous employment agreement. The employment agreement has an initial term of one year, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended. In April 2004, we entered into an employment agreement with Mr. Muir that remains effective until terminated (which occurred upon his resignation in February 2009).

Under these employment agreements, Mr. Rudman had an initial annual salary of $300,000, Mr. Vintz had an initial annual salary of $235,000, Mr. Muir had an initial annual salary of £95,000 (approximately $174,113 based on the average daily exchange rate in 2004 of 1.83277), Mr. Wagner had an initial annual salary of $225,000 and Mr. Weissberg had an initial annual salary of $165,000. The initial annual salary received by each of Messrs. Rudman, Vintz, Muir, Wagner and Weissberg is subject to annual review and potential increase by our Compensation Committee. In addition, each is eligible to receive a quarterly non-equity incentive amount, based upon the satisfaction of performance criteria established by our Compensation Committee. The quarterly minimum target amounts for each, which would be paid if that quarter’s non-equity incentive compensation plan targets are met, were initially $50,000 for Mr. Rudman, $28,750 for Mr. Vintz, $31,250 for Mr. Wagner and $43,750 for Mr. Weissberg. Additionally, Mr. Muir’s employment agreement provided for a commission payment of 10% of net sales and various bonus amounts based on certain levels of net sales.

Each of these employment agreements provides for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of Vocus, as described below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under our employment agreements with Messrs. Rudman, Vintz, Wagner and Weissberg, if such executive’s employment is terminated by us without cause, or by the executive for good reason, the executive would be entitled to continue to receive his base salary and benefits for 12 months following the date of termination. During the severance period, any options, restricted stock or other equity awards received by these executives would also continue to vest in accordance with their original vesting schedules and would remain exercisable. The executive would also have the right to resign at any time during the one-year period beginning six months after a change of control of Vocus and receive the same severance benefits. If termination occurred following a change of control, we would also be obligated to make additional payments to these executives if they were to incur any excise taxes pursuant to Section 4999 of the Internal Revenue Code on account of the benefits and payments provided under the agreements. The additional payments would be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the terminated executive would be able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments. In addition, any options, restricted stock or other equity awards received from us by these executives would become fully exercisable upon a change of control. All of these severance benefits are conditioned upon the executive complying with any covenants regarding non-disclosure of confidential information, assignment of intellectual property rights, non-competition and/or non-solicitation applicable to the executive under any Stock Option Agreement or other agreement entered into between the executive and the Company.

Mr. Muir’s employment agreement does not provide for the continuation of his base salary or benefits nor the continued vesting of any equity awards during any period following a termination of his employment by us without cause, or by the executive for good reason. However, pursuant to stock award agreements with Mr. Muir, certain of his equity awards received from us would become fully exercisable upon a change of control. Mr. Muir’s employment with us terminated in February 2009.

The following tables describe the potential payments and benefits to which the Named Executive Officers would be entitled upon the happening of the following events: (i) termination of the executive’s employment by us without cause or by the executive for good reason, (ii) a change of control of Vocus (with no termination of employment), (iii) termination of the executive’s employment by us without cause or by the executive for good reason following a change of control of Vocus and (iv) voluntary termination of the executive’s employment by the executive during the one-year period beginning six months following a change of control. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 31, 2008 and (ii) the per share price of our common stock is $18.21, the closing price on December 31, 2008.

Termination of Employment Effective December 31, 2008 with No Change of Control

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$400,000	$15,155	$1,462,088	$—	$819,450	$2,696,693
Stephen Vintz	$300,000	$15,368	$205,350	$—	$182,100	$702,818
Andrew Muir	$—	$—	$—	$—	$—	$—
William Wagner	$225,000	$15,155	$255,500	$—	$136,575	$632,230
Norman Weissberg	$240,000	$15,368	$133,450	$—	$182,100	$570,918
Total	$1,165,000	$61,046	$2,056,388	$—	$1,320,225	$4,602,658

Change in Control with No Termination of Employment

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$—	$—	$1,462,088	$—	$3,277,800	$4,739,888
Stephen Vintz	$—	$—	$205,350	$—	$728,400	$933,750
Andrew Muir	$—	$—	$14,000	$—	$—	$14,000
William Wagner	$—	$—	$511,000	$—	$546,300	$1,057,300
Norman Weissberg	$—	$—	$314,825	$—	$728,400	$1,043,225
Total	$—	$—	$2,507,263	$—	$5,280,900	$7,788,163

Termination of Employment Following a Change of Control Effective December 31, 2008

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$400,000	$15,155	$1,462,088	$—	$3,277,800	$5,155,043
Stephen Vintz	$300,000	$15,368	$205,350	$—	$728,400	$1,249,118
Andrew Muir	$—	$—	$143,125	$—	$910,500	$1,053,625
William Wagner	$225,000	$15,155	$511,000	$—	$546,300	$1,297,455
Norman Weissberg	$240,000	$15,368	$314,825	$—	$728,400	$1,298,593
Total	$1,165,000	$61,046	$2,636,388	$—	$6,191,400	$10,053,833

Change in Control with a Termination of Employment Effective July 1, 2009

			Stock
	Severance	Benefits	Option	Gross Up	Restricted	Total
	Cash	Cash	Cash	Payment	Stock	Cash
Name	Amount	Value	Amount	Amount	Amount	Payments

Richard Rudman	$400,000	$15,257	$1,462,088	$—	$3,277,800	$5,155,144
Stephen Vintz	$300,000	$15,473	$205,350	$—	$728,400	$1,249,223
Andrew Muir(1)	$—	$—	$—	$—	$—	$—
William Wagner	$275,000	$15,257	$511,000	$—	$546,300	$1,347,557
Norman Weissberg	$275,000	$15,473	$314,825	$—	$728,400	$1,333,698
Total	$1,250,000	$61,459	$2,493,263	$—	$5,280,900	$9,085,622

(1)	Mr. Muir resigned from Vocus, Inc. effective February 2, 2009, and his employment agreement that provided for severance payments and continued benefits terminated on February 2, 2009.

CERTAIN RELATIONSHIPS

Other than the transactions described under the heading “Equity Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2008 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our Audit Committee. Pursuant to the charter of our Audit Committee, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and approve all transactions or arrangements to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Additionally, it is the responsibility of our Audit Committee, unless specifically delegated by our Board of Directors to another committee of the Board of Directors, to review and make recommendations to the Board of Directors, or approve, any contracts or other transactions with current or former executive officers of Vocus, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by us.

OTHER INFORMATION

Beneficial Ownership of Principal Shareholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on March 15, 2009, by (1) each director, director nominee, and named executive officer of our Company, (2) all directors and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock. Applicable percentage ownership in the following table is based on 19,228,267 shares of common stock outstanding as of March 15, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 15, 2009, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Shares	Percent of
	Beneficially	Common Stock
Name of Beneficial Owner	Owned	Outstanding

Executive Officers and Directors
Richard Rudman(1)	1,778,453	9.0%
Stephen Vintz(2)	169,145	*
Andrew Muir(3)	34,600	*
William Wagner(4)	107,657	*
Norman Weissberg(5)	127,897	*
Kevin Burns(6)	46,421	*
Gary Golding(7)	42,106	*
Gary Greenfield	7,762	*
Ronald Kaiser(8)	39,686	*
Robert Lentz(9)	272,144	1.4%
Richard Moore(10)	47,842	*
All directors and officers as a group (11 persons)	2,665,951	13.3%
5% Stockholders
Next Century Growth Investors, LLC(11)	1,532,144	8.0%
Waddell & Reed Financial, Inc.(12)	1,173,958	6.1%
Janus Capital Management LLC(13)	1,430,776	7.4%

*	Less than 1% of the outstanding shares of common stock

(1)	Includes 583,750 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009.

(2)	Includes 59,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009.

(3)	Includes 33,750 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009.

(4)	Includes 15,000 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009.

(5)	Includes 28,250 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009.

(6)	Includes 3,628 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009. Includes 464 shares held in a trust of which Mr. Burns is the trustee.

(7)	Includes 31,628 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009. Includes 1,157 shares held by Edison Venture Fund IV, L.P. Mr. Golding is a partner of Edison Partners IV, L.P., the general partner of Edison Venture Fund IV, L.P. Mr. Golding disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Golding shares voting and dispositive authority over the shares held by Edison Venture Fund IV, L.P. with John Martinson, Joe Allegra and Ross Martinson, each a partner of Edison Partners IV, L.P. The principal address of Edison Venture Fund IV, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648. Includes 35 shares held by Mr. Golding’s son.

(8)	Includes 28,128 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009.

(9)	Includes 26,500 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009.

(10)	Includes 21,627 shares issuable upon the exercise of options that are exercisable within 60 days of March 15, 2009.

(11)	Based on information contained in a Schedule 13G filed by Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet on February 13, 2009, Next Century Growth Investors, LLC and Messrs. Press and Longlet have sole power to vote or to direct the vote of 1,532,144 of the shares of our common stock and sole power to dispose or direct the disposition of 1,532,144 of the shares of our common stock. Messrs. Press and Longlet disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Pursuant to the Schedule 13G, Mr. Press is the Director, Chairman and Chief Executive Officer of Next Century Growth Investors, LLC, beneficially owns in excess of 25% of its outstanding voting securities, and may be deemed to have voting and/or investment power with respect to these shares. Pursuant to the Schedule 13G, Mr. Longlet is the Director and President of Next Century Growth Investors, LLC, and may be deemed to have voting and/or investment power with respect to these shares. The beneficial owner’s address is 5500 Wayzata Blvd., Suite 1275, Minneapolis, MN 55416.

(12)	Based on information contained in a Schedule 13G filed by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., and Waddell & Reed Investment Management Company on February 4, 2009, each of the filing entities have sole power to vote or to direct the vote of 1,173,958 of the shares of our common stock and sole power to dispose or direct the disposition of 1,173,958 of the shares of our common stock. The beneficial owner’s address is 6300 Lamar Avenue, Overland Park, KS 66202.

(13)	Based on information contained in a Schedule 13G filed by Janus Capital Management LLC on February 17, 2009, Janus has sole power to vote or to direct the vote of 1,430,776 of the shares of our common stock and sole power to dispose or direct the disposition of 1,430,776 of the shares of our common stock. The beneficial owner’s address is 151 Detroit Street, Denver, CO 80206.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2008 the Compensation Committee of the Board of Directors consisted of Messrs. Burns, Golding and Kaiser. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

During 2008, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Our officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our directors and officers based on the information provided by them.

Based solely on review of this information and written representations from certain reporting persons, we believe that, during the 2008 fiscal year, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for a Form 3 for Mr. Muir to report his holdings after he was appointed as an executive officer, a Form 4 for Mr. Golding to report the sale of shares by his son, and a Form 4 for Mr. Moore to report the sale of shares pursuant to a 10b5-1 plan that occurred on December 15, 2008 that was reported on December 18, 2008 due to administrative error.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 17, 2009

APPENDIX A

Vocus, Inc.

2005 Stock Award Plan

1. Purpose.  The purpose of this 2005 Stock Award Plan (the “Plan”) is to assist Vocus, Inc., a Delaware corporation (the “Company”) and its Related Entities in attracting, motivating, retaining and rewarding high-quality Employees, officers, Directors and Consultants by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Plan Administrator.

2. Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

(a) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange upon which the Common Stock is listed and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

(b) “Award” means any award granted pursuant to the terms of this Plan, including an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(c) “Award Agreement” means the written agreement evidencing an Award granted under the Plan.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Plan Administrator to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(f) “Board” means the Company’s Board of Directors.

(g) “Cause” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment agreement or option agreement between the Participant and the Company or a Related Entity or, in the absence of any such definition in such agreement(s), such term shall mean (i) the material failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any material violation or breach by the Participant of his or her employment agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her confidentiality, intellectual property and non-competition agreement (or any similar agreement) with the Company (or a Related Entity), if any, (iv) any act by the Participant of theft, dishonesty or falsification with respect to the Company (or a Related Entity), (v) any material violation or breach by the Participant of the Company’s or a Related Entity’s policy for employee conduct, if any, (vi) any action by the Participant which has a detrimental effect on the Company’s (or a Related Entity’s) reputation or business, (vii) use of alcohol, drugs or other similar substances affecting the Participant’s work performance or (viii) the Participant’s conviction (including any plea of guilty or nolo contendre) of any criminal act which reflects unfavorably upon the Company. The good faith determination by the Plan Administrator of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(h) “Change in Control” means and shall be deemed to have occurred on the earliest of the following dates:

(i) the date on which any “person” or “group” (as such term are used in Sections 13(d) and 14(d) of the Exchange Act), other than an Excluded Owner (as defined below), obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii) the consummation by the Company of a merger, consolidation, reorganization or similar transaction other than a transaction: (1) (a) in which substantially all of the holders of the Company’s Voting Stock immediately prior to the consummation of the transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries (as determined by the Plan Administrator), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to (A) an Excluded Owner or (B) an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date this Plan is adopted by the Board, are Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors of the Company; provided, however, that if the appointment or election (or nomination for election) of any new Director of the Company was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For purposes hereof, an “Excluded Owner” consists of the Company, any Subsidiary of the Company, any Company benefit plan, and any underwriter temporarily holding securities for an offering of such securities. For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions. The Plan Administrator shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Corporate Transactions are related, and its determination shall be final, binding and conclusive. The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(j) “Committee” means a committee designated by the Board to administer the Plan with respect to at least a group of Employees, Directors or Consultants.

(k) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(l) “Continuous Service” means uninterrupted provision of services to the Company as an Employee, a Director or a Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities or any successor entities, as either an

Employee, a Director or a Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity as either an Employee, a Director or a Consultant (except as otherwise provided in the applicable Award Agreement). An approved leave of absence shall include sick leave, military leave or any other authorized personal leave.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease, exclusive license or other disposition of all or substantially all, as determined by the Plan Administrator, in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of more than twenty percent (20%) of the outstanding securities of the Company; or

(iii) a merger, consolidation, reorganization or similar transaction, whether or not the Company is the surviving corporation.

(n) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 7(d) of the Plan.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Plan Administrator.

(q) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares or other periodic payments.

(r) “Effective Date” means the effective date of this Plan, which shall be the date this Plan is adopted by the Board, subject to the approval of the shareholders of the Company.

(s) “Eligible Person” means all Employees (including officers), Directors and Consultants of the Company or of any Related Entity. The foregoing notwithstanding, only employees of the Company, the Parent or any Subsidiary shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The Payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v) “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

(w) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Plan Administrator in good faith, or under procedures established by the Plan Administrator. Unless otherwise determined by the Plan Administrator, the Fair Market Value of Shares as of any given date, after which the Shares are publicly traded on a stock exchange or market, shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(x) “Good Reason” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment agreement or option agreement between the Participant and the Company or a Related Entity or, in the absence of any such definition in an such agreement(s), such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company (or a Related Entity) or any other action by the Company (or a Related Entity) which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company (or a Related Entity) to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (iii) the Company’s (or Related Entity’s) requiring the Participant to be based at any office or location more than fifty miles from the location of employment as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company (or a Related Entity) of the Participant’s Continuous Service otherwise than for Cause as defined in Section 2(f) or by reason of the Participant’s Disability as defined in Section 2(o); or (v) any reduction in the Participant’s base salary.

(y) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(z) “Non-Employee Director” means a Director of the Company who is not an Employee.

(aa) “Non-Qualified Stock Option” means any Option that is not intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(bb) “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(cc) “Other Stock-Based Awards” means Awards granted to a Participant pursuant to Section 6(h) hereof.

(dd) “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50 percent or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(ee) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ff) “Performance Award” means a right, granted to an Eligible Person under Section 7 hereof, to receive Awards based upon performance criteria specified by the Plan Administrator.

(gg) “Performance Period” means that period established by the Plan Administrator at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Plan Administrator with respect to such Award are to be measured.

(hh) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 12(d) thereof.

(ii) “Plan Administrator” means the Board or any Committee delegated by the Board to administer the Plan.

(jj) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

(kk) “Restricted Stock” means Stock, granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(ll) “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(mm) “Shares” means the shares of the Company’s Common Stock, and the shares of such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.

(nn) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for the Company’s Common Stock pursuant to Section 10(c) hereof.

(oo) “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 6(c) hereof.

(pp) “Stock Unit” means a right, granted to a Participant pursuant to Section 6(e) hereof, to receive Shares, cash or a combination thereof at the end of a specified period of time.

(qq) “Subsidiary” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(b) Powers of Plan Administrator.  The Plan Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares or cash pursuant to an Award; and the number of Shares or amount of cash with respect to which an Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Plan Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Award as provided in Section 10(e).

(iv) To terminate or suspend the Plan as provided in Section 10(e).

(v) To effect, at any time and from time to time, with the consent of any adversely affected Participant, (1) the reduction of the exercise price of any outstanding Award under the Plan, if any, (2) the cancellation of any outstanding Award and the grant in substitution therefor of (A) a new Award under the Plan or another equity plan of the Company covering the same or a different number of Shares, (B) cash and/or (C) other valuable consideration (as determined by the Plan Administrator, in its sole discretion) or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(vi) To adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(vii) Generally, to exercise such powers and to perform such acts as the Plan Administrator deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General.  The Board may delegate administration of the Plan to a Committee or Committees of two (2) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, to the extent delegated by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the discretion of the Board, the Committee may consist solely of two or more “Outside Directors”, in accordance with Section 162(m) of the Code, and/or solely of two or more “Non-Employee Directors”, in accordance with Rule 16b-3. In addition, the Plan Administrator may delegate to a committee of two or more members of the Board the authority to grant Awards to Eligible Persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) not then subject to Section 16 of the Exchange Act.

(d) Effect of Plan Administrator’s Decision.  All determinations, interpretations and constructions made by the Plan Administrator shall be made in good faith and shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Limitation of Liability.  The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Plan Administrator, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Limitation on Overall Number of Shares Subject to Awards.  Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery in connection with Awards under the Plan shall not exceed in the aggregate 2,600,000 Shares plus an annual increase to be added on January 1st of each year, commencing on January 1, 2007 and ending on January 1, 2015 (each such day, a “Calculation Date”), equal to five percent (5%) of the Shares outstanding on each such Calculation Date (rounded down to the nearest whole Share). Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury shares. Notwithstanding the foregoing, (i) the Plan Administrator may act, prior to the first day of any fiscal year of the Company, to increase the share reserve by such number of Shares as the Plan Administrator shall determine, which number shall be less than the amount described in the foregoing sentence, and (ii) the maximum number of Shares that may be issued under the Plan as Incentive Stock Options is 5,200,000.

(b) Availability of Shares Not Issued Pursuant to Awards.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 4(b)(iv) below.

(ii) If any Shares issued pursuant to an Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the Shares forfeited or repurchased shall revert to and again become available for issuance under the Plan, subject to Section 4(b)(iv) below.

(iii) In the event that any Option or other Award granted hereunder is exercised through the withholding of Shares from the Award by the Company or withholding tax liabilities arising from such Option or other Award are satisfied by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares withheld shall be counted as issued for purposes of determining the maximum number of Shares available for grant under the Plan, subject to Section 4(b)(iv) below.

(iv) Notwithstanding anything in this Section 4(b) to the contrary and solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this

Section 4(b) that, if taken into account, would cause the Plan, for purposes of the grant of Incentive Stock Options, to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

(c) Application of Limitations.  The limitation contained in this Section 4 shall apply not only to Awards that are settled by the delivery of Shares but also to Awards relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights). The Plan Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of shares previously counted in connection with an Award.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. For each fiscal year in which awards granted under the Plan are subject to the requirements of Section 162(m) of the Code, an Eligible Person may not be granted an Award under which more than 1,000,000 Shares could be received by the Participant, subject to adjustment as provided in Section 10(c).

In addition, the maximum dollar value payable to any one Participant with respect to Performance Awards is $5,000,000 per 12 month period in the Performance Period (pro-rated for any Performance Period that is less than 12 months based upon the ratio of the number of days in the Performance Period as compared to 365 and adjusted for any additional months in excess of 12 months on a straight-line basis).

6. Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Plan Administrator may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Plan Administrator shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The Plan Administrator shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.

(b) Options.  The Plan Administrator is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Stock Option Agreement.  Each grant of an Option shall be evidenced by an Option agreement. Such Option agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in a Option agreement. The provisions of the various Option agreements entered into under the Plan need not be identical.

(ii) Number of Shares.  Each Option agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10(c) hereof. The Option agreement shall also specify whether the Stock Option is an Incentive Stock Option or a Non-Qualified Stock Option.

(iii) Exercise Price.

(A) In General.  Each Option agreement shall state the price at which Shares subject to the Option may be purchased (the “Exercise Price”), which shall be, with respect to Incentive Stock Options, not less than 100% of the Fair Market Value of the Stock on the date of grant. In the case of Non-Qualified Stock Options, the Exercise Price shall be determined in the sole discretion of the Plan Administrator; provided, however, that notwithstanding any other provision of the Plan, any Non-Qualified Stock Option granted with a per Share exercise price less than the per Share Fair Market Value on the date of grant shall be structured to avoid the imposition of any excise tax under Code Section 409A, unless otherwise specifically determined by the Plan Administrator.

(B) Ten Percent Shareholder.  If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary, any Incentive Stock Option granted to such Employee must have an exercise price per Share of at least 110% of the Fair Market Value of a Share on the date of grant.

(iv) Time and Method of Exercise.  The Plan Administrator shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including, in the discretion of the Plan Administrator, a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, net exercise, other Awards or awards granted under other plans of the Company or a Related Entity, other property (including notes or other contractual obligations of Participants to make payment on a deferred basis) or any other form of consideration legally permissible, and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(v) Option Exercisability.  Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Plan Administrator in the grant of an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant’s termination of Continuous Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(A) Disability.  If the Participant’s Continuous Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(B) Death.  If the Participant’s Continuous Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Continuous Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminates.

(C) Termination for Cause.  Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Continuous Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Service.

(D) Other Termination of Service.  If the Participant’s Continuous Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Plan Administrator, in its discretion) after the date on which the Participant’s Continuous Service terminated, but in any event no later than the Option Expiration Date.

(vi) Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Rights in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has consented in writing to the change that will result in such disqualification. If and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(1) The Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent or Subsidiary and the Incentive Stock Option is granted to such Participant, the Incentive Stock Option shall not be exercisable (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(2) If the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company, its Parent or any Subsidiary are exercisable for the first time by a Participant during any calendar year in excess of $100,000, then such Participant’s Incentive Stock Option(s) or portions thereof that exceed such $100,000 limit shall be treated as Non-Qualified Stock Options (in the reverse order in which they were granted, so that the last Incentive Stock Option will be the first treated as a Non-Qualified Stock Option). This paragraph shall only apply to the extent such limitation is applicable under the Code at the time of the grant.

(vii) Repurchase Rights.  The Plan Administrator shall have the discretion to grant Options that are exercisable for unvested Shares. Should the Participant’s Continuous Service cease while holding such unvested shares, the Company shall have the right to repurchase any or all of those unvested shares, at either (a) the exercise price paid per share, (b) the Fair Market Value or (c) the lower of the exercise price paid per share and the Fair Market Value. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

(c) Stock Appreciation Rights.  The Plan Administrator is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Agreement.  Each grant of a Stock Appreciation Right shall be evidenced by an Award Agreement. Such Award Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in the Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(ii) Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Plan Administrator.

(iii) Other Terms.  The Plan Administrator shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the form of payment upon exercise of Shares, cash or other property, the method of exercise, method of settlement, form of consideration payable in settlement (either cash, Shares or other property), method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights may be either freestanding or in tandem with other Awards. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Appreciation Right shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(d) Restricted Stock.  The Plan Administrator is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Administrator may impose, or as otherwise provided in this Plan. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Administrator). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator at the time of the Award, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Shares.  Restricted Stock granted under the Plan may be evidenced in such manner as the Plan Administrator shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Plan Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, that the certificates be kept with an escrow agent and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Plan Administrator may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Plan Administrator, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed.

(e) Stock Units.  The Plan Administrator is authorized to grant Stock Units to Participants, which are rights to receive Shares, cash or a combination thereof at the end of a specified time period, subject to the following terms and conditions:

(i) Award and Restrictions.  Satisfaction of an Award of Stock Units shall occur upon expiration of the time period specified for such Stock Units by the Plan Administrator (or, if permitted by the Plan Administrator, as elected by the Participant). In addition, Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Plan Administrator may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Plan Administrator may determine. The terms of an Award of Stock Units shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of Shares covered by the Stock Units, or a combination thereof, as determined by the Plan Administrator at the date of grant or thereafter. Prior to satisfaction of an Award of Stock Units, an Award of Stock Units carries no voting or dividend or other rights associated with share ownership. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Unit shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable time period thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Stock Units), the Participant’s Stock Units (other than those Stock Units subject to deferral at the election of the Participant) shall be forfeited; provided that the Plan Administrator may provide, by rule or regulation or in any Award Agreement or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Stock Units.

(iii) Dividend Equivalents.  Unless otherwise determined by the Plan Administrator at date of grant, any Dividend Equivalents that are granted with respect to any Award of Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in shares of unrestricted Shares having a Fair Market Value equal to the amount of such dividends or (B) deferred with respect to such Stock Units and the amount or value thereof automatically deemed reinvested in additional Stock Units, other Awards or other investment vehicles, as the Plan Administrator shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations.  The Plan Administrator is authorized to grant Shares as a bonus or to grant Shares or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Plan Administrator to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Plan Administrator.

(g) Dividend Equivalents.  The Plan Administrator is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The terms of an Award of Dividend Equivalents shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. The Plan Administrator may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Plan Administrator may specify. Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Unit shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

(i) Other Stock-Based Awards.  The Plan Administrator is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Plan Administrator to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Plan Administrator, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Related Entities or business units. The Plan Administrator shall determine the terms and conditions of such Awards. The terms of any Award pursuant to this Section shall be set forth in a written Award Agreement which shall contain provisions determined by the Plan Administrator and not inconsistent with the Plan. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Plan Administrator shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h). Notwithstanding any other provision of the Plan, unless otherwise exempt from Section 409A of the Code or otherwise specifically determined by the Plan Administrator, each Stock Unit shall be structured to avoid the imposition of any excise tax under Section 409A of the Code.

7. Performance Awards.

(a) Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Plan Administrator. The Plan Administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Section 7(b) hereof in the case of a Performance Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award intended to qualify under Code Section 162(m) shall be exercised by the Committee as the Plan Administrator and not the Board.

(b) Performance Awards Granted to Designated Covered Employees.  If and to the extent that the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(b).

(i) Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or specified Related Entities or business units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or such other comparable stock index as may be deemed appropriate by the Plan Administrator; (3) revenue; (4) gross margin; (5) operating margin; (6) operating income; (7) pretax earnings; (8) net income; (9) earnings before interest expense, taxes, depreciation and amortization; (10) operating cash flow; (11) free cash flow; (12) earnings per share; (13) return on equity; (14) return on capital; (15) working capital or inventory; (16) number of customers and (17) market share.

(iii) Performance Period; Timing For Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period of up to ten (10) years, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any Performance Period applicable to such Performance Awards or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(iv) Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) hereof during the given Performance Period, as specified by the Committee in accordance with Section 7(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Performance Awards.

(c) Written Determinations.  All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and the achievement of performance goals relating to Performance Awards under Section 7(b) shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards if and to the extent required to comply with Code Section 162(m).

(d) Status of Performance Awards Under Code Section 162(m).  It is the intent of the Company that Performance Awards under this Section 7 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 7(b), (c) and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

8. Certain Provisions Applicable to Awards or Sales.

(a) Stand-Alone, Additional, Tandem and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Plan Administrator, be granted either alone or in addition to, in tandem with or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity or any business entity to be acquired by the Company or a Related Entity or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Plan Administrator shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity.

(b) Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Plan Administrator shall determine, including, without limitation, cash, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Plan Administrator or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Plan Administrator (subject to Section 10(g) of the Plan) or permitted at the election of the Participant on terms and conditions established by the Plan Administrator. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(c) Exemptions from Section 16(b) Liability.  It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b).

(d) Code Section 409A.  If and to the extent that the Plan Administrator believes that any Awards may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code, unless otherwise agreed to in writing by the Participant and the Company.

9. Change in Control; Corporate Transaction.

(a) Change in Control.

(i) The Plan Administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions or expiration of deferral of any Award, including upon a Change in Control. In addition, the Plan Administrator may provide in an Award Agreement that the performance goals relating to any Performance Award will be deemed to have been met upon the occurrence of any Change in Control.

(ii) In addition to the terms of Sections 9(a)(i) above, the effect of a “change in control,” may be provided (1) in an employment, compensation or severance agreement, if any, between the Company or any Related Entity and the Participant, relating to the Participant’s employment, compensation or severance with or from the Company or such Related Entity or (2) in the agreement evidencing the Award.

(b) Corporate Transactions.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (together, the “Successor Corporation”) may either (i) assume or continue any or all Awards outstanding under the Plan or (ii) substitute similar stock awards for outstanding Awards (it being understood that similar awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event that the Successor Corporation does not assume or continue any or all such outstanding Awards or substitute similar stock awards for such outstanding Awards, then with respect to Awards that have been not assumed, continued or substituted, such Awards shall terminate if not exercised (if applicable) at or prior to such effective time (contingent upon the effectiveness of the Corporate Transaction).

In the event that the Successor Corporation in a Corporate Transaction refuses to assume, continue or substitute for an Award, then the Award shall fully vest and be exercisable (if applicable) as to all of the Shares subject to such Award, including Shares as to which such Award would not otherwise be vested or, if applicable, exercisable. If an Award becomes fully vested and, if applicable, exercisable in lieu of assumption, continuation or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify the Participant in writing or electronically at least five (5) business days prior to the effective time of the Corporate Transaction that the Award shall be fully vested and, if applicable, exercisable immediately prior to and contingent upon the effective time of the Corporate Transaction. For the purposes of this Section, an Award shall be considered assumed or substituted if, following the Corporate Transaction, the assumed or substituted award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Stock for each Share held on the effective time of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received from the Award (of, if applicable, upon the exercise of the Award), for each Share subject to the Award, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of common stock in the Corporate Transaction. An Award shall be considered continued if the Award continues in accordance with its terms and continues to be for same number of Shares as prior to the Corporate Transaction. The Plan Administrator, in its sole discretion, shall determine whether each Award has been assumed, continued, substituted or terminated pursuant to the terms of this Section.

The Plan Administrator, in its discretion and without the consent of any Participant, may (but is not obligated to) either (i) accelerate the vesting of all Awards, including permitting the lapse of any repurchase rights held by the Company (and, if applicable, the time at which such Awards may be exercised), in full or as to some percentage of the Award, to a date prior to the effective time of such Corporate Transaction as the Plan Administrator shall determine (contingent upon the effectiveness of the Corporate Transaction) or (ii) provide for a cash payment in exchange for the termination of an Award or any portion thereof where such cash payment is equal to the Fair Market Value of the Shares that the Participant would receive if the Award were fully vested and exercised (if applicable) as of such date (less any applicable exercise price).

Notwithstanding any other provision in this Plan to the contrary, with respect to Restricted Stock and any other Award granted under the Plan with respect to which the Company has any reacquisition or repurchase rights, the reacquisition or repurchase rights for such Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company) in connection with such Corporate Transaction. In the event any such rights are not continued or assigned to the Successor Corporation, then such rights shall lapse and the Award shall be fully vested as of the effective time of the Corporate Transaction. In addition, the Plan Administrator, in its discretion, may (but is not obligated to) provide that any reacquisition or repurchase rights held by the Company with respect to such Awards shall lapse in whole or in part (contingent upon the effectiveness of the Corporate Transaction).

(c) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and Shares subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service.

10. General Provisions.

(a) Compliance With Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Plan Administrator, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted or compliance with any other obligation of the Company, as the Plan Administrator may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Shares or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries.

(i) General.  Except as provided in the Award Agreement, a Participant may not assign, sell, transfer or otherwise encumber or subject to any lien any Award or other right or interest granted under this Plan, in whole or in part, other than by will or by operation of the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

(ii) Permitted Transfer of Option.  The Plan Administrator, in its sole discretion, may permit the transfer of an Option (but not an Incentive Stock Option or any other right to purchase Shares other than an Option) as follows: (A) by gift to a member of the Participant’s Immediate Family or (B) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the Participant. For purposes of this Section 10(b)(ii), “Immediate Family” shall mean the Participant’s spouse (including a former spouse subject to terms of a domestic relations order); child, stepchild, grandchild, child-in-law; parent, stepparent, grandparent, parent-in-law; sibling and sibling-in-law, and shall include adoptive relationships. If a determination is made by counsel for the Company that the restrictions contained in this Section 10(b)(ii) are not required by applicable federal or state securities laws under the circumstances, then the Plan Administrator, in its sole discretion, may permit the transfer of Awards (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) to one or more Beneficiaries or other transferees during the lifetime of the Participant, which may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Plan Administrator pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Plan Administrator may impose thereon, and further subject to any prohibitions and restrictions on such transfers pursuant to Rule 16b-3). A Beneficiary, transferee or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Plan Administrator, and to any additional terms and conditions deemed necessary or appropriate by the Plan Administrator.

(c) Adjustments.

(i) Adjustments to Awards.  In the event that any dividend or other distribution (whether in the form of cash, Shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange or adjustment is determined by the Plan Administrator to be appropriate, then the Plan Administrator shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Plan Administrator determines to be appropriate.

(ii) Other Adjustments.  The Plan Administrator (which shall be a Committee to the extent such authority is required to be exercised by a Committee to comply with Code Section 162(m)) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to performance goals) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Plan Administrator’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights or Performance Awards granted to Participants designated by the Plan Administrator as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes.  The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Plan Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Plan Administrator.

(e) Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants. Any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders if such shareholder approval is deemed necessary and advisable by the Board. However, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuance or termination of the Plan may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Plan Administrator may waive any conditions or rights under or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligations to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Plan Administrator may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Plan Administrator otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Plan Administrator may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Plan Administrator to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Plan Administrator shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Plan Effective Date and Shareholder Approval; Termination of Plan.  The Plan shall become effective on the Effective Date, subject to subsequent approval within twelve (12) months of its adoption by the Board by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable Nasdaq requirements, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event shareholder approval is not obtained. The Plan shall terminate no later than ten (10) years from the date of the later of (x) the Effective Date and (y) the date an increase in the number of shares reserved for issuance under the Plan is approved by the Board (so long as such increase is also approved by the shareholders).

0 VOCUS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Richard Rudman and Stephen Vintz as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vocus, Inc. held of record by the undersigned on March 27, 2009, at the Annual Meeting of Stockholders to be held at the Bethesda Marriott Hotel located at 5151 Pooks Hill Road, Bethesda, Maryland, on May 21, 2009, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF VOCUS, INC. May 21, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement and annual report to security holders are available at www.vocus.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— — 20230300000000000000 4 052109 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of our company NOMINEES:
for the fiscal year ending December 31, 2009. FOR ALL NOMINEES O Gary Golding O Richard Moore 3. Proposal to approve our company’s 2005 Stock Award Plan for WITHHOLD AUTHORITY FOR ALL NOMINEES purposes of Section 162(m) of the Internal Revenue Code. FOR ALL EXCEPT 4. In their discretion, the proxies are authorized to vote upon such other business (See instructions below) as may properly come before the meeting. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors, “FOR” proposal 2 and “FOR” proposal 3. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.